Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

ORTHOPEDIATRICS CORP.

as purchaser,

THE MAjor shareholders (AS DEFINED HEREIN),

Apifix Ltd.

as Company

AND

Trendlines Incubators Israel Ltd.

AS SELLERS’ REPRESENTATIVE

DATED APRIL 1, 2020

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2020, by and among (i) OrthoPediatrics Corp., a Delaware corporation (“Purchaser”), (ii) the shareholders set forth on Schedule 2.1 as Major Shareholders (each referred to herein as a “Major Shareholder” and collectively as the “Major Shareholders”), (iii) ApiFix Ltd., a private company incorporated under the laws of the State of Israel, having its registered address at 17 T’chelet St., Misgav, 20174 ISRAEL, with company registration no. 514584747 (the “Company”) and (iv) Trendlines Incubators Israel Ltd. a private company incorporated under the laws of the State of Israel, having its registered address at 17 T’chelet St., Misgav, 20174 ISRAEL, with company registration no. 512229584, as “Sellers’ Representative”, solely in its capacity as the Sellers’ Representative.

WHEREAS, at the Closing, the Major Shareholders together with all the other shareholders of the Company as listed under Schedule 2.1 as minor shareholders (the “Minor Shareholders”) shall collectively own all of the issued and outstanding shares (the “Shares”) of the Company; and

WHEREAS, the Major Shareholders and the Minor Shareholders (together the “Shareholders”) desire to sell the Shares to the Purchaser, and the Purchaser desires to purchase the Shares from the Shareholders;

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; closing

Section 1.1            Purchase and Sale of Shares.

(a)               Subject to the terms and conditions set forth in this Agreement, at the Closing, each of the Shareholders, severally and not jointly, shall sell, transfer, and assign to the Purchaser and the Purchaser shall purchase and assume from the Shareholders all of the Shares free and clear of all Encumbrances. The portion of the Shares to be transferred by each Shareholder to the Purchaser shall be set forth opposite such Shareholder’s name on Schedule 2.1 attached hereto (the “Consideration Spreadsheet”). In addition, each Option (whether vested or unvested) outstanding immediately prior to the Closing shall be deemed fully vested and shall be cancelled, pursuant to a determination by the Board of Directors of the Company, and in full satisfaction thereof, the holder thereof shall be entitled to receive his, her, or its Pro Rata Portion of the Purchase Price as set forth in the Consideration Spreadsheet (payable to such holder for the Shares of the Company to which the Options held by such holder are exercisable), over the aggregate exercise price of such Option, as set forth in the Consideration Spreadsheet. No Option, whether vested or unvested, shall be assumed by the Purchaser and upon completion of the transactions contemplated hereunder, the Purchaser will have acquired one hundred percent (100%) of the Shares of the Company.

(b)               Prior to the Closing, each holder of Options listed under Schedule 2.1 as an option holder (each an “Option Holder”) shall sign an acknowledgement in connection with the treatment of the Options, as the case may be, in the form set forth as Exhibit A (the “Option Acknowledgment”).

(c)               Prior to the Closing, each Minor Shareholder shall sign an acknowledgement in connection with the treatment of its Shares, as the case may be, in the form set forth as Exhibit B (the “Shareholder Acknowledgment”).

The Shareholders together with the Option Holders, shall together be referred to herein as “Sellers” and each of the Sellers shall be entitled to the payments of the Purchase Price, to be made through the Payment Agent, as provided in the Consideration Spreadsheet, and under the terms further detailed under this Agreement.

Section 1.2            Purchase Price.

(a)               Price. The aggregate purchase price (the “Purchase Price”) for the Shares and other securities of the Company (jointly, the “Securities”), which has been initially determined based on a “cash free / debt free basis” (as provided below), shall be the sum of the following, subject to the adjustments set forth in this Agreement:

(i)                 Two Million and 00/100 Dollars ($2,000,000.00) payable in cash on the Closing Date (the “Closing Cash Amount of the Purchase Price”);

(ii)              Nine Hundred Thirty-Four Thousand Seven Hundred Eighty-Three (934,783) shares of KIDS Stock on the Closing Date (the “Closing OrthoPediatrics Stock”, together with the Closing Cash Amount of the Purchase Price, collectively, the “Closing Purchase Price”);

(iii)            Thirteen Million and 00/100 Dollars ($13,000,000.00) payable in cash and/or in shares of KIDS Stock as determined by the Purchaser (provided, however, that the cash component shall not be less than twenty-five percent (25%) of such payment) upon the earlier of the following to occur: (1) completion of one hundred fifty (150) clinical procedures in the United States with the ApiFix System as documented on the Purchaser’s records, or (2) the second anniversary of the Closing Date (the “Second Year Payment”);

(iv)             Eight Million and 00/100 Dollars ($8,000,000.00) payable in cash and/or in shares of KIDS Stock as determined by the Purchaser (provided, however, that the cash component shall not be less than twenty-five percent (25%) of such payment) on the third anniversary of the Closing Date (the “Third Year Payment”); and

(v)               Nine Million and 00/100 Dollars ($9,000,000.00) payable in cash and/or in shares of KIDS Stock as determined by the Purchaser (provided, however, that the cash component shall not be less than twenty-five percent (25%) of such payment) payable on the fourth anniversary of the Closing Date (the “Fourth Year Payment”);

(vi)             A sum (if a positive number) equal to two and one-quarter (2.25) multiplied by the ApiFix Systems Revenues minus the Third Year Payment and the Fourth Year Payment actually made by Purchaser (or actually being subject to offset as a result of a Reduction Event (if triggered) in accordance with the provisions hereof) shall be payable in cash and/or in shares of KIDS Stock as determined by the Sellers’ Representative (provided, however, that the cash component shall not be less than twenty-five percent (25%) of such sum) concurrently with the last Sales Report made with respect to the ApiFix Systems Revenues Period (the “System Sales Payment”);

(vii)          Notwithstanding the foregoing, if an ApiFix Divestiture occurs on or before the expiration of the ApiFix Systems Revenues Period, then:

(A) the obligations to make any of the payments hereunder shall remain the Purchaser’s undertakings effective in accordance with the provisions hereof, and

(B) the total amount payable under this Agreement (excluding the Closing Purchase Price) shall instead be equal to the higher of: (a) Forty-Five Million and 00/100 Dollars ($45,000,000.00), subject to deductions of any Second Year Payment, Third Year Payment and Fourth Year Payment already made by Purchaser (or actually being subject to offset as a result of a Reduction Event (if triggered) in accordance with the provisions hereof), payable in cash and/or in shares of KIDS Stock as determined by the Sellers’ Representative (subject to the following provision); and (b) the sum of the Second Year Payment (unless previously paid or subject to offset as a result of a Reduction Event (if triggered) in accordance with the provisions hereof) together with the System Sales Payment payable in cash and/or in shares of KIDS Stock as determined by the Sellers’ Representative.

Notwithstanding the foregoing, upon the occurrence of one of the following events prior to the fourth anniversary of the Closing Date, and provided Purchaser is not in breach of the provisions of Section 1.3 below, either the Second Year Payment, the Third Year Payment and/or the Fourth Year Payment, to the extent still due and payable by Purchaser at the relevant time, shall each be reduced up to a total reduction of Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate (the “Reduction Amount”): (A) loss of humanitarian device exemption (HDE) (not including a loss of exemption due to obtaining approval under Premarket Approval or 510(k) processes) or FDA approval or CE Mark approval to the extent occurring solely due to safety events; or (b) implant failure due to breakage exceeds ten percent (10%), as calculated at the time of the Second Year Payment, the Third Year Payment and the Fourth Year Payment, respectively, of procedures when treated patients fall under HDE indications and there was a successful implantation procedure (each a “Reduction Event”). A Reduction Event shall not have occurred if the failure or safety event triggering the occurrence was solely due to design, manufacturing process or materials changes made by Purchaser from those existing in the ApiFix System at Closing or otherwise contemplated by Company or the Subsidiary at the time of Closing. The Purchaser’s sole remedy with respect to the Reduction Amount shall be to set-off such reduction only against any Second Year Payment, Third Year Payment, Fourth Year Payment, System Sales Payment or payment upon a ApiFix Divesture not yet made at the occurrence of such Reduction Event, which are required to be paid under Section 1.2(a)(iii), Section 1.2(a)(iv), Section 1.2(a)(v), Section 1.2(a)(vi) and Section 1.2(a)(vii), and any such set-off shall be made proportionally from any cash and/or shares of KIDS Stock comprising the applicable payment.

The number of shares of common stock of the Purchaser issued pursuant to Section 1.2(a)(iii), Section 1.2(a)(iv), Section 1.2(a)(v), Section 1.2(a)(vi) and/or Section 1.2(a)(vii) respectively, shall be calculated as follows: (1) the amount of the purchase price under the respective provision in Section 1.2(a)(iii), Section 1.2(a)(iv), Section 1.2(a)(v), Section 1.2(a)(vi) and/or Section 1.2(a)(vii) payable in shares of common stock of the Purchaser, divided by (2) the volume-weighted average for the thirty (30) trading days ending three (3) Business Days prior to the issuance, as reported by Bloomberg, L.P. In the event the shares of common stock of the Purchaser (or any successor entity subject to applicable undertakings hereunder following a Change of Control) are no longer listed on NASDAQ or another reputable national securities exchange, the payments to be paid through issuance of shares of common stock shall be payable only in cash.

(b)               Certain Payments at Closing.

(i)                 Notice of Estimates. At least five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to the Purchaser a written notice setting forth (A) an estimate of the Funded Indebtedness as set forth in the Payoff Letters (the “Payoff Amount”); and (B) an estimate of the Transaction Expenses required to be paid pursuant to Section 1.2(b)(iii) (“Estimated Transaction Expenses”), calculated in good faith, each as of the close of business on the Closing Date.

(ii)              Payment of Funded Indebtedness. At least five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall cause to be delivered to the Purchaser customary payoff letters (the “Payoff Letters”) from each Person to whom the Company owes Funded Indebtedness as of the Closing, signed by the Persons to which such Funded Indebtedness is payable, setting forth, among other things, (A) the amount required to pay off in full at the Closing all Funded Indebtedness of the Company held by such Person, (B) wire transfer instructions for the payment of such amounts, and (C) the commitment to release all Encumbrances, if any, which such Person may hold on the Company or any of the assets of such parties upon receipt of the payoff amount set forth therein. At the Closing, the Purchaser will pay through the Payment Agent to each Person to whom the Company owes Funded Indebtedness as of immediately prior to the Closing the amounts set forth in the applicable Payoff Letter by wire transfer of immediately available funds to the applicable accounts specified therein.

(iii)            Payment of Transaction Expenses. At the Closing, the Purchaser through the Payment Agent will pay or cause to be paid to each Person to whom the Company owes Transaction Expenses by wire transfer of immediately available funds to the accounts and in the amounts designated by the Sellers’ Representative.

(iv)             Closing Net Working Capital Adjustment. The “Closing Net Working Capital Adjustment” shall mean the difference between the Preliminary Net Working Capital in the Preliminary Net Working Capital Certificate given pursuant to Section 1.2(c)(i) and the Target Net Working Capital (the “Adjustment Amount”). If the Preliminary Net Working Capital is less than the Target Net Working Capital by an amount greater than Twenty Thousand and 00/100 Dollars ($20,000.00), then the Closing Cash Amount of the Purchase Price shall be adjusted downward “dollar for dollar” in an amount equal to the Adjustment Amount. If the Preliminary Net Working Capital is greater than the Target Net Working Capital by an amount greater than Twenty Thousand and 00/100 Dollars ($20,000.00), then the Closing Cash Amount of the Purchase Price shall be adjusted upward “dollar for dollar” in an amount equal to the Adjustment Amount.

(v)               Cash Amount. At the Closing, the Purchaser shall pay by wire transfer of immediately available funds to the Payment Agent’s account an amount equal to (1) the Closing Cash Amount of the Purchase Price, minus (2) the Payoff Amount, minus (3) the Estimated Transaction Expenses, minus (4) the Closing Net Working Capital Adjustment if an adjustment to the Closing Cash Amount of the Purchase Price is made pursuant to Section 1.2(b)(iv) (the “Cash Amount”); provided, however if the Cash Amount is a negative number, then the Cash Amount at Closing shall be zero (0) and Purchaser shall set-off the such negative amount against any Second Year Payment, Third Year Payment, System Sales Payment, or payment upon a ApiFix Divestiture not yet made (the “Additional Adjustment Amount”) in accordance with Section 1.2(c)(vii)(7).

(vi)             Closing OrthoPediatrics Stock. At the Closing, the Purchaser shall transfer the Closing OrthoPediatrics Stock to the Payment Agent (or, with respect to such KIDS Stock payable to the holders of Section 102 Options, to the Section 102 Trustee, in its capacity as 102 Trustee (even if not different than the Payment Agent).

(c)               Purchase Price Adjustment.

(i)                 At least five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall prepare and deliver to the Purchaser a statement (the “Preliminary Net Working Capital Certificate”) setting forth in reasonable detail the Sellers’ Representative’s estimate of Net Working Capital (the “Preliminary Net Working Capital”) as of the close of business on the Closing Date and the calculations supporting the Sellers’ Representative’s estimate. The Preliminary Net Working Capital shall be calculated on a basis consistent with GAAP and the principles set forth on Schedule 1.2(c)(i), and Net Working Capital shall include only the components of current assets (including cash and cash equivalents) and current liabilities of the Company as have been agreed to by the parties hereto reflected on Schedule 1.2(c)(i).

(ii)              Within sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth in reasonable detail its calculation of (1) Net Working Capital as of the close of business on the Closing Date, and calculated on a basis consistent with GAAP and the principles set forth on Schedule 1.2(c)(i), and Net Working Capital shall include only the components of current assets (including cash and cash equivalents) and current liabilities of the Company as have been agreed to by the parties hereto reflected on Schedule 1.2(c)(i), (2) actual Transaction Expenses as of the close of business on the Closing Date and (3) actual Funded Indebtedness as of the close of business on the Closing Date. If within thirty (30) days after the Sellers’ Representative’s receipt of the Closing Statement (the “Objection Period”), the Purchaser has not received an Objection Notice, then such Net Working Capital, Transaction Expenses and Funded Indebtedness set forth on the Closing Statement shall be deemed the Final Net Working Capital, Final Transaction Expenses and Final Funded Indebtedness, respectively, and the Purchase Price shall be adjusted (if at all) in accordance with Section 1.2(c)(vii); however, if an Objection Notice has been delivered, then Section 1.2(c)(iii) and Section 1.2(c)(iv) hereof shall apply.

(iii)            If the Sellers’ Representative in good faith disagrees with any portion of the Purchaser’s calculation of Net Working Capital, Transaction Expenses or Funded Indebtedness as set forth in the Closing Statement, then the Sellers’ Representative may, within the Objection Period, deliver a written notice to the Purchaser setting forth the Sellers’ Representative’s objections thereto (the “Objection Notice”). Any Objection Notice shall specify in detail any good faith and reasonable disagreement as to the amount of the Net Working Capital, Transaction Expenses and Funded Indebtedness and the Sellers’ Representative’s calculation of Net Working Capital, Transaction Expenses, and Funded Indebtedness.

(iv)             If an Objection Notice is timely received by the Purchaser within the Objection Period, the Purchaser and the Sellers’ Representative shall, during the thirty (30) days following the Purchaser’s receipt of such Objection Notice (the “Net Working Capital Settlement Deadline”), use their good faith, reasonable efforts to reach an agreement on the disputed items. If such an agreement is reached prior to the Net Working Capital Settlement Deadline, then the Net Working Capital, Transaction Expenses and Funded Indebtedness as so agreed shall be the Final Net Working Capital, Final Transaction Expenses and Final Funded Indebtedness and the Purchase Price shall be adjusted, if at all, in accordance with the provisions of Section 1.2(c)(vii). If the Purchaser and the Sellers’ Representative are unable to reach such an agreement prior to the Net Working Capital Settlement Deadline, the Purchaser and the Sellers’ Representative shall jointly retain PricewaterhouseCoopers LLP located at 101 W. Washington Street, Suite 1300, Indianapolis, Indiana 46204, which is independent of the parties, and has not in the past three (3) years provided services to either of the parties (the “Accountant”) within thirty (30) days following the Net Working Capital Settlement Deadline to resolve any remaining disagreements. The Purchaser and the Sellers’ Representative shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant. The Purchaser and the Sellers’ Representative shall direct the Accountant to render a determination in writing as promptly as practicable (and in any event within thirty (30) Business Days after its retention) and the Purchaser and the Sellers’ Representative shall cooperate with the Accountant during the engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the Objection Notice that the Purchaser and the Sellers’ Representative have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by the Purchaser or the Sellers’ Representative or less than the smallest value for such item claimed by the Purchaser or the Sellers’ Representative. The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement, including the principles set forth on Schedule 1.2(c)(i). The determination of the Accountant shall be conclusive and binding upon the parties hereto, and the Purchase Price shall be adjusted, if at all, in accordance with the provisions of Section 1.2(c)(vii). The Purchaser and the Sellers’ Representative shall each bear fifty percent (50%) of the fees and expenses of the Accountant. The Purchaser, the Sellers’ Representative and the Sellers shall each bear one hundred percent (100%) of their own related expenses other than expenses related to the Accountant.

(v)               The Net Working Capital, Transaction Expenses and Funded Indebtedness either as agreed to by the Sellers’ Representative and the Purchaser, or as deemed final pursuant to Section 1.2(c)(ii), or as adjusted pursuant to Section 1.2(c)(iv), shall be final and binding on the parties hereto and will be referred to as the “Final Net Working Capital,” Final Transaction Expenses,” and “Final Funded Indebtedness,” respectively.

(vi)             The Purchaser and the Sellers’ Representative shall cooperate and assist in good faith in the determination of the Final Net Working Capital, Final Transaction Expenses and Final Funded Indebtedness and in the conduct of the reviews referred to in this Section 1.2, including making available, to the extent reasonably necessary, books, records, work papers and personnel at such reasonable times as the Purchaser or the Sellers’ Representative shall request and permitting (at the expense of the requesting party) the copying of records or extracts thereof reasonably requested.

(vii)          The Purchase Price shall be adjusted as follows following the Closing:

(1)       If the Closing Cash Amount of the Purchase Price was adjusted by the Adjustment Amount at Closing and the Final Net Working Capital is less than the Preliminary Net Working Capital by an amount greater than Twenty Thousand and 00/100 Dollars ($20,000.00), then the Sellers will pay to the Purchaser the positive difference between the Preliminary Net Working Capital and the Final Net Working Capital in accordance with Section 1.2(c)(vii)(7) below.

(2)        If the Closing Cash Amount of the Purchase Price was adjusted by all of the Adjustment Amount at Closing except for the Additional Adjustment Amount and the Final Net Working Capital is less than the Preliminary Net Working Capital by an amount greater than Twenty Thousand and 00/100 Dollars ($20,000.00), then the Sellers will pay to the Purchaser the Additional Adjustment Amount plus the positive difference between the Preliminary Net Working Capital and the Final Net Working Capital, in accordance with Section 1.2(c)(vii)(7) below.

(3)       If the Cash Amount was not adjusted at Closing by the Adjustment Amount and the Final Net Working Capital is less than the Target Net Working Capital by an amount greater than Twenty Thousand and 00/100 Dollars ($20,000.00), then the Sellers will pay to the Purchaser the positive difference between the Target Net Working Capital and the Final Net Working Capital in accordance with Section 1.2(c)(vii)(7) below.

(4)       If the (A) Final Transaction Expenses plus Final Funded Indebtedness is greater than (B) the Payoff Amount plus Estimated Transaction Expenses, then the Sellers will pay to the Purchaser the positive difference between clause (A) and clause (B) in accordance with Section 1.2(c)(vii)(7) below.

(5)        If the (A) Final Transaction Expenses plus Final Funded Indebtedness is less than (B) the Payoff Amount plus Estimated Transaction Expenses, then the Purchaser shall promptly pay the Payment Agent (for the benefit of Sellers) the positive difference between clause (A) and clause (B) in accordance with Section 1.2(c)(vii)(6) below.

(6)       Payments required to be made pursuant to Section 1.2(c)(vii)(5), if any, shall be made by the Purchaser within five (5) Business Days after the Final Net Working Capital, Final Transaction Expenses and Final Funded Indebtedness are determined by wire transfer of immediately available funds to the Payment Agent (for the benefit of the Sellers).

(7)       If payments are required to be made by the Sellers to the Purchaser pursuant to Section 1.2(c)(vii)(1),(2), (3) or (4), if any, the Purchaser shall set-off such payments against any Second Year Payment, Third Year Payment, Fourth Year Payment, System Sales Payment, or payment upon an ApiFix Divestiture not yet made provided that any such set-off shall be made proportionally from any cash and/or shares of KIDS Stock comprising the applicable payment.

(viii)        To the extent permitted by Law, any payments made under Section 1.2(c), shall be deemed adjustments to the Purchase Price for U.S. federal, state and local income Tax purposes.

Section 1.3            Commercialization of the ApiFix Medical Devices and Systems.

(a)               The Sellers are entering the transactions hereunder, inter alia, pursuant to the Purchaser’s undertakings that following the Closing, Purchaser shall operate the Company in a manner which in good faith should allow the Company to meet the Second Year Payment and the System Sales Payment, and avoid any Reduction Event. Purchaser shall not operate the Company in bad faith to manipulate the Company’s revenue during the ApiFix Systems Revenues Period and its ability to avoid any Reduction Event; provided, however, nothing contained herein shall prevent the Purchaser or the Company from acquiring or developing products or technology which directly compete with the ApiFix System.

(b)               In no event, other than following and in connection with a Change of Control or ApiFix Divestiture consummated in accordance with the provisions of this Agreement and subject to the continuing obligation of the successor acquirer in connection with the operation of the Business as provided herein, shall Purchaser, prior to the expiration of the ApiFix Systems Revenues Period: (i) discontinue the development, production, sales and marketing of the ApiFix Systems and/or any component, part or portion thereof, and/or (ii) sell, transfer, out license or in any manner dispose of any material portion of the Company Owned Intellectual Property comprising the or embodied in the ApiFix System to a third party (not including another subsidiary of Purchaser).

Section 1.4            Payments and Reporting Obligations.

(a)               So long as the Shareholders are entitled to any payments on account of the Purchase Price, Purchaser (and any successor thereof) shall submit to the Sellers’ Representative the following written reports:

(i)                 For as long as the Fourth Year Payment is still outstanding, quarterly reports made within ten (10) Business Days following the expiration of each calendar quarter regarding the completion of the clinical procedures in the United States with the ApiFix System as documented on the Purchaser’s record, certified by the CEO or CFO of Purchaser, as well as a copy of the reports submitted to the FDA regarding implementations of the ApiFix Systems (in each event, with respect to Purchaser and each of its Affiliates).

(ii)               For as long as the System Sales Payment is still outstanding, (i) no later than ten (10) Business Days after the approval and/or publication of Purchaser's audited/reviewed applicable quarterly financial statements (but in any event, not later than ninety (90) days after the expiration of the applicable calendar quarter), and (ii) no later than ten (10) Business Days after the approval of Purchaser’s audited annual applicable financial statements (but in any event, not later than one hundred twenty (120) days after the expiration of the applicable calendar year), annual reports detailing in each case, with respect to any ApiFix Systems (including if any ApiFix Systems constitutes a part of a Bundled Sale hereunder), the total worldwide revenues recognized in the applicable audited/reviewed consolidated financial statements of Purchaser and/or the Company and/or any of their applicable Affiliates in respect of the sale and/or the provision of any service related to the ApiFix Systems during the relevant period, all such reports being certified by the CEO or CFO of Purchaser. At its request Seller’s Representative may request that the Purchaser’s outside accountant (or an accountant chosen by Seller’s Representative which is reasonably acceptable to Purchaser) certify the annual report, provided that Seller’s Representative (on behalf of all Sellers in accordance with their Pro Rata Portions), shall bear the expense of each such certificate.

(iii)             In the event of the occurrence of any Change of Control or an ApiFix Divestiture, prompt notice regarding the consummation of such Change of Control or an ApiFix Divestiture (but in any event within five (5) Business Days following the occurrence of such Change of Control), including the identity of the acquirer and reasonable details about the transaction, such report being certified by the CEO or CFO of Purchaser.

(iv)              In the event of the occurrence of a Reduction Event, a prompt notice (but in any event within ten (10) Business Days following the occurrence of such Reduction Event) regarding the occurrence of such Reduction Event in reasonable details, such report being certified by the CEO or CFO of Purchaser. At its request and at its own expense, Seller’s Representative may request that an industry expert reasonably acceptable to Purchaser verify the occurrence of a Reduction Event.

(b)        Amounts payable (whether in cash or stock) to the Sellers shall be transferred to the Payment Agent (and allocated between all Sellers in accordance with the Consideration Spreadsheet subject to the provisions hereof), accompanied by a written certificate by the CEO or CFO of Purchaser (or CEO or CFO of any successor thereof) made to the Sellers’ Representative and describing the manner of calculation of the applicable payment.

Section 1.5            Sellers’ Representative’s Right to Audit.

(a)         Purchaser (or any successor thereof) shall keep, and shall require the Company and its other applicable Affiliates to keep, full, true and accurate records containing all particulars that may be available and necessary in connection with determining and making any of the Purchase Price payments. The Sellers’ Representative shall, at its own expense, have the right to engage the Accountant, to perform, on behalf of Sellers’ Representative, a verification, review or audit, as the case may be, of the operations of the Business following the Closing (including without limitation, the applicable financial statements of Purchaser (or any successor thereof), the Company and/or any of their Affiliates), and prepare an applicable report or opinion based on such verification, review or audit, as the case may be (each a “Report”). Such audit right may only be exercised once during each twelve (12) month period from the Closing Date through the last payment made by Purchaser hereunder. Sellers’ Representative shall provide Purchaser with notice of its audit demand no later than sixty (60) days in advance.

(b)         Such verification, review or audit shall be conducted during regular business hours in such a manner as to not interfere with the normal business activities of Purchaser, the Company, its Affiliates and cooperation partners. All information, data and documents obtained through such audit shall be used only for the purpose of verifying the Seller’s rights to the Purchase Price or any portion thereof hereunder and shall be treated as Confidential Information of Purchaser and the Company subject to the obligations of this Agreement.

(c)         Sharing of Final Reports. The Accountant shall share all draft Reports with the Purchaser and Sellers’ Representative before the final report (the “Final Report”) is issued. For clarity, none of the parties shall have any approval rights with respect to any such Report and the Accountant shall not be obligated to make any modifications to any Report based on any recommendation of Purchaser (or any successor thereof) or the Sellers’ Representative. The Final Report shall be shared with Purchaser and Sellers’ Representative simultaneously within a period of thirty (30) Business Days following the appointment of the Accountant and, absent clear error, be binding on Purchaser, the Company and Sellers’ Representative regarding the Sellers’ right to any portion of the Purchase Price hereunder. To the extent that the Accountant’s Final Report finds that any reporting or payments by the Purchaser (or any successor thereof) have been inaccurate in excess of five percent (5%), then the fees for the Accountant shall be borne by the Purchaser. In the event that any audit performed reveals an underpayment to the Sellers in excess of five percent (5%), then Purchaser (or any successor thereof) shall reimburse the Sellers for the full amount of such underpayment within five (5) Business Days.

Section 1.6            Closing. The closing (the “Closing”) of the transaction contemplated hereby shall take place contemporaneously with the execution of this Agreement at the offices of Dentons Bingham Greenebaum LLP, 2700 Market Tower, 10 West Market Street, Indianapolis, Indiana 46204, or such other date (the “Closing Date”) mutually agreeable by the parties, at such location as the parties mutually agree. The Closing shall be deemed effective as of 11:59 p.m. Eastern Daylight Time as of the Closing Date. All actions taken at the Closing shall be deemed to be performed simultaneously, and the Closing shall not have deemed to have occurred until all required actions of the parties pursuant to this Agreement have been performed.

Section 1.7            Closing Deliverables.

(a)               At the Closing, the Company, each Seller and/or the Sellers’ Representative, as applicable, shall deliver or cause to be delivered to the Purchaser:

(i)          with respect to the Shares: (i) share transfer deeds in substantially the form attached hereto as Exhibit C-1 duly executed by the Shareholders (the “Share Transfer Deeds”); (ii) a share certificate in the name of the Purchaser in substantially the form attached hereto as Exhibit C-2 duly executed by the Company (the “Share Certificates”); (iii) an updated register of shareholders of the Company, showing the Purchaser’s title to the Shares in substantially the form attached hereto as Exhibit C-3, duly signed by the relevant officers of the Company (the “Shareholder Register”); and (iv) a copy of a duly complete and executed notice to the Israeli Registrar of Companies with regard to the transfer of the Shares in substantially the form attached hereto as Exhibit C-4, to be filed promptly following Closing;

(ii)          a counterpart to each Related Document to which any of the Sellers or Sellers’ Representative or the Company is a party, duly executed and delivered by a duly authorized Representative of such Person;

(iii)          if such Seller is an Option Holder, an Option Acknowledgment;

(iv)          if such Seller is a Minor Shareholder, a Shareholder Acknowledgment;

(v)          a current certificate of status or an updated extract of the Company issued by the Israeli Registrar of Companies, certified and translated into English, and a certificate of good standing of the Subsidiary;

(vi)          a copy of the certificate of incorporation and the articles of association of the Company, both certified by an officer or other representative of the Company, and a copy of the certificate of incorporation and bylaws of the Subsidiary, both certified by an officer or other representative of the Subsidiary, all in form and substance reasonably satisfactory to the Purchaser;

(vii)          a general release of Sellers in the form of Exhibit D, dated as of the Closing Date (the “Sellers’ Release”);

(viii)         a written resignation (effective as to the Closing) in form and substance reasonably acceptable to the Purchaser from any individuals identified on Schedule 1.7(a)(viii), and a copy of a duly completed and executed notice to the Israeli Registrar of Companies with regard to their resignation and the appointment of the directors to be appointed on behalf of the Purchaser, in substantially the form attached hereto as Exhibit E;

(ix)           evidence reasonably satisfactory to the Purchaser that any individuals identified on Schedule 1.7(a)(ix) no longer has access to or signing authority with respect to the bank accounts of the Company;

(x)            evidence of the termination (e.g., payoff letters) of all Funded Indebtedness and the release of all Encumbrances filed or outstanding against the Shares or the Company’s assets, if any;

(xi)          a non-competition and non-solicitation agreement executed by Paul Mraz, Uri Arnin and Yizhar Floman, M.D., in substantially the form attached hereto as Exhibit F (the “Non-Competition Agreement”);

(xii)         any minute books, accountability records, equity ledger or other organizational document of the Company and the Subsidiary;

(xiii)        each Required Consent obtained from each Person identified on Schedule 2.5(b) whose waiver of a right or default or consent to the transactions contemplated by this Agreements is required to be obtained prior to Closing;

(xiv)         evidence of the purchase of the “run-off policies” pursuant to Section 4.3;

(xv)          evidence of termination of all agreements set forth on Schedule 1.7(a)(xv); and

(xvi)         such other agreements and documents required to be delivered by the Company, Sellers’ Representative or Sellers at or prior to the Closing pursuant to this Agreement or as the Sellers’ Representative and the Purchaser may mutually agree.

(b)               At the Closing, the Purchaser shall deliver or cause to be delivered:

(i)            to the Payment Agent, the aggregate Cash Amount in the respective amounts specified in Section 1.2(b) to the bank account of the Payment Agent specified in Section 1.2(b), with instructions to the Payment Agent to disburse the Cash Amount as set forth in the Consideration Spreadsheet and the Payment Agent Agreement;

(ii)           certificates for shares (or book entry of shares) of the Closing OrthoPediatrics Stock;

(iii)          to the Sellers’ Representative, a counterpart to each Related Document to which such Purchaser is a party, duly executed and delivered by a duly authorized Representative of such Person;

(iv)          to the Sellers’ Representative, a true and complete copy, certified by an officer of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of such Purchaser evidencing the authorization of the execution and delivery of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby;

(v)           to the Sellers’ Representative, a reasonably current certificate of existence or good standing (in such jurisdictions where such status is recognized) for the Purchaser issued by its jurisdiction of incorporation;

(vi)          to the Sellers’ Representative, a copy of the certificate of incorporation of the Purchaser, certified by the secretary of state, and a copy of the bylaws of the Purchaser, certified by an officer of the Purchaser;

(vii)         to the Sellers’ Representative and the Company, a written undertaking in favor of the Israeli Innovation Authority in the form attached hereto as Exhibit G; and

(viii)        such other agreements and documents required to be delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or as Sellers’ Representative and the Purchaser may mutually agree.

Section 1.8            Payment Agent. Altshuler Shaham Trusts Ltd. shall act as payment Agent (and/or any successor thereof appointed in accordance with the provisions of the Payment Agent Agreement, the “Payment Agent”) in connection with the transactions contemplated under this Agreement in accordance with the provisions of the Payment Agent Agreement.

Section 1.9            Withholding.

(a)               Notwithstanding anything to the contrary in this Agreement, the Purchaser, the Payment Agent, the Section 102 Trustee and Altshuler Shaham Trusts Ltd., being the 104 Trustee, and any other Person required to withhold with respect to any payment made under this Agreement shall be entitled to deduct and withhold from any amount payable under this Agreement such amounts as it is required to deduct and withhold under any provision of any applicable Law (and if required, to request any Seller to provide adequate cash amount for the purpose of such withholding payments, in accordance with the mechanism set forth under the Paying Agent Agreement; provided, however, if Seller shall fail to remit a required payment within twelve (12) months after demand, the Payment Agent may return all or a portion of the KIDS Stock otherwise held for the benefit of the delinquent Seller to Purchaser as a penalty to such delinquent Seller). To the extent that any amount is so deducted and withheld, it shall be remitted to the applicable Tax Authority, and such deducted and withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, for purposes of Israeli Tax, if any Seller has provided to Purchaser or the Payment Agent a Valid Certificate at least three (3) Business Days prior to making any payment payable pursuant to this Agreement, then the withholding (if any) of any amounts from the consideration payable to such Seller and the payment of the consideration or any portion thereof, shall be made only in accordance with the provisions of the applicable Valid Certificate. A “Valid Certificate” shall be a certificate or ruling issued by the Israeli Tax Authority which is sufficient to enable Purchaser to conclude, in its sole discretion, that no withholding (or reduced withholding) of Israeli Tax is required with respect to the payment to such Person.

(b)               Notwithstanding the foregoing, each Seller shall be entitled to request in writing of the Purchaser or the Payment Agent, as the case may be, no later than three (3) Business Days before such payment is made, that any payment to be made to it hereunder, be retained by the Payment Agent for a period of up to one-hundred and eighty (180) days following the due date of such payment, which period may be extended at the request of the Sellers’ Representative by an additional one-hundred and eighty (180) days in the event that the Israeli tax authorities shall cease working or delay grant of rulings due to the Coronavirus worldwide epidemic (“Withholding Drop Dead Date”), during which time such Seller may obtain a Valid Certificate, to provide to the Purchaser or the Payment Agent, as the case may be, and following receipt of which such amounts will be released to such Seller without deduction of any withholdings or with reduced withholdings according to the terms of such Valid Certificate. If any Seller (A) does not provide the Purchaser or Payment Agent, as the case may be, with such Valid Certificate, no later than three (3) Business Days before the Withholding Drop Dead Date, or (B) submits a written request to the Purchaser or Payment Agent, as the case may be, to release its portion of any consideration payable or otherwise deliverable under this Agreement prior to the Withholding Drop Dead Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such Seller’s portion of such consideration shall be calculated according to the applicable withholding rate (plus interest and linkage differences as defined in Section 159A of the Ordinance, if applicable, in relation to the time period between the Closing Date and the time the relevant payment is made and calculated in NIS based on a US$:NIS exchange rate not lower than the rate at the Closing Date) as determined by the Purchaser or Payment Agent, as the case may be, in their sole and absolute discretion, which amount shall be delivered to the Israeli Tax Authority by the Purchaser or Payment Agent, as the case may be, and such Person shall pay to such Seller the balance of the payment due to such Seller that is not so withheld.

(c)               Purchaser shall cause the Payment Agent to provide to the applicable Seller certifications evidencing any amounts withheld as Tax withholding from any payments made to them.

(d)               Notwithstanding anything to the contrary herein, any transfer of payments and KIDS Stock by Purchaser to the Payment Agent (or directly to the Section 102 Trustee) shall be made without making any Tax withholding deductions, provided that the Payment Agent is instructed by Purchaser and the Company to make all required withholdings in accordance with the provisions hereof and the respective provisions of the Payment Agent Agreement.

Section 1.10        Future Payments. During the period following the Closing Date, Purchaser (or any successor thereof), will make each of the Second Year Payment, the Third Year Payment, the Fourth Year Payment and the System Sales Payment, as applicable, to the Payment Agent for further distribution to the Sellers in accordance with each Seller’s Pro Rata Portion, and the withholding obligations set forth in Section 1.9 above shall apply thereto.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE company

Except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”), the Company represents and warrants to the Purchaser as of the date of this Agreement that each statement contained in Article II is true and correct, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon:

Section 2.1            Net Working Capital. Since September 30, 2019, the Company has not made any distributions or dividends to its shareholders and has not manipulated its Net Working Capital by conducting any of the following activities outside the ordinary course of business: (a) accelerating invoicing to customers; (b) accelerating receipt of payments from customers; (c) delaying billing from vendors; or (d) delaying payments to vendors.

Section 2.2            Organization; Standing; Qualification and Power. The Company is a private company duly organized and validly existing under the Laws of the State of Israel. The Subsidiary is a corporation duly incorporated and in good standing under the Laws of the State of Delaware. Each of the Company and the Subsidiary has all entity power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted. Each of the Company and the Subsidiary is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have Material Adverse Effect. True and complete copies of the certificate of incorporation and articles of association of the Company and the Subsidiary or other comparable governing documents of the Company and the Subsidiary, as in effect as of the date hereof, have been made available to the Purchaser. Schedule 2.2 sets forth a true and correct list of all directors and officers of the Company and the Subsidiary. The Company’s only subsidiary is the Subsidiary.

Section 2.3            Authority; Execution and Delivery; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement has been, and in the case of the Related Documents to which the Company will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been, and the consummation of the transactions contemplated by the Related Documents to which the Company will be a party will be when delivered, duly authorized by all requisite action on the part of the Company. This Agreement has been, and upon its execution and delivery each of the Related Documents to which the Company will be a party will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Company will be a party will constitute, assuming that this Agreement and each of the Related Documents to which the Purchaser will be a party have been duly authorized, executed and delivered by the Company, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 2.4            Capitalization.

(a)               All of the Shares are validly issued, in compliance with all applicable Israeli Laws, including The Companies Law, 5759-19999 and The Securities Law, 5728-1968, fully paid and non-assessable. Except as set forth on Schedule 2.4(a), there are no outstanding (i) securities convertible into or exchangeable for shares or other ownership interests of the Company, (ii) options, warrants, calls or other rights to purchase or subscribe for shares or other ownership interests of the Company or (iii) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date hereof of (A) any shares or other ownership interests of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or other rights of the type referred to in clause (ii).

(b)               Schedule 2.4(b) sets forth a complete list, as of the date hereof, of the authorized and issued and outstanding share capital of the Company and the record holders thereof. As of the date hereof, all Shares of each shareholder of the Company are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and free and clear of any Encumbrances. Except as set forth on Schedule 2.4(b), as of the date hereof, the Company does not own, directly or indirectly, any shares, capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, and the Company is not subject to any obligation or requirement to provide for or make any investment in any Person. The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares or other equity interests of the Company. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other Person.

(c)               Except as set forth on Schedule 2.4(c), there are no voting trusts, proxies or other agreements or understandings to which the Company is bound with respect to voting of any equity interests of the Company.

(d)               Except as set forth on Schedule 2.4(d), there are no stock appreciation rights, phantom stock, profit participation, stock-based performance units, or other rights, Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, share price performance or other attribute of the Company or its business or assets or calculated in accordance therewith. Except as set forth on Schedule 2.4(d), the Company has never adopted, and no shareholder, officer or director of the Company has ever taken any action with respect to, any stock option plan, equity incentive plan, phantom plan or other Benefit Plan entitling any current or former employees or Contractors or other personnel to receive any payment or other value based on the revenues, earnings or financial performance, share price performance or other attribute of the Company or its business or assets or calculated in accordance therewith. As part of the approvals required in connection with this Agreement and the Related Documents, Seller has approved with the consent of the Option Holders through the Option Acknowledgement that the KIDS Stock to be issued to the Option Holders on account of the Purchase Price shall be issued pursuant to such option plan which shall be the only obligation of the Company and the Purchaser with respect to such option plan after Closing and has provided Purchaser with the evidence of such termination

(e)               The Company owns all of the issued and outstanding shares of the Subsidiary.

Section 2.5            No Conflict; Consents.

(a)               Except as set forth on Schedule 2.5(a), as of the date hereof, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not, (i) violate any provision of the Company’s articles of association or any other governing instruments of the Company or the certificate of incorporation or any other governing instruments of the Subsidiary, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations or acceleration of any obligation or to loss of a benefit) under, any Material Contract to which the Company or the Subsidiary is a party or by which the Company, the Subsidiary, or any of their respective properties or assets are bound or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.5(b) and/or Section 3.3(b) (collectively, the “Required Actions”), violate any Law applicable to the Company, the Subsidiary, or by which any of their respective properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of the Company to conduct its business as currently conducted.

(b)               Except for the consents, waivers, approvals, authorizations, filings, registrations or notifications set forth on Schedule 2.5(b) (the “Required Consents”), as of the date hereof, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not require any consent, waiver, approval, or authorization, or filing or registration with or notification (“Authorization”) to, any Governmental Authority or other Person except for: (i) any facts or circumstances related to the Purchaser; and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications from Persons other than any Governmental Authority which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of the Company to conduct its business as currently conducted or prevent or materially impair or delay the Company’s or the Subsidiary’s ability to consummate the transactions contemplated hereby.

(c)               Except as set forth in Schedule 2.5(c), the Company has no pending or outstanding grants, incentives, exemptions or subsidies from the Government of the State of Israel or any agency thereof, including, without limitation, Approved Enterprise Status from the Investment Center of the Israeli Ministry of Industry, Trade and Labor or grants from the Israeli Innovation Authority (formerly referred to as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry), or from any non-Israeli governmental entity, granted to the Company or assigned to or assumed by the Company, and no consent of any Governmental Authority or other person is required to be obtained prior to the consummation of the transaction pursuant to the terms of this Agreement in order to comply with applicable Law.

Section 2.6            Financial Statements.

(a)               Except as set forth in Schedule 2.6(a), true and complete copies of the following have been or will be provided (in accordance with the terms herein below) to the Purchaser: (i) the audited balance sheets of the Company as of December 31, 2017, December 31, 2018, and related audited statements of operations, changes in shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, as well as the unaudited and unreviewed balance sheet of the Company as of December 31, 2019 (provided that the audited balance sheet of the Company as of December 31, 2019, and related audited statements of operations, changes in shareholders’ equity and cash flows of the Company, together with all related notes and schedules thereto, shall be provided by the Company to Purchaser by April 30, 2020 and shall be deemed as Annual Financial Statements for the purposes of the representations made herein) (the “Annual Financial Statements”) and (ii) the unreviewed and unaudited trial balance sheet of the Company as of March 28, 2020 (provided that the internal, unreviewed and unaudited consolidated balance sheet of the Company as of March 31, 2020, and the related unreviewed and unaudited statements of operations, changes in shareholders’ equity and cash flows for the three month period ended March 31, 2020, shall be provided by the Company to Purchaser by April 30, 2020 and shall be deemed as Interim Financial Statements for the purposes of the representations made herein) (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)               Except as set forth in the Financial Statements (including the notes thereto) or on Schedule 2.6(b), as of the date hereof, the Financial Statements (i) have been prepared in accordance with GAAP consistently applied during the periods involved (subject, in the case of the Interim Financial Statements, to normal adjustments which will not be material in nature or amount to the Company taken as a whole) and (ii) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company as of the dates and for the periods indicated therein (subject, in the case of Interim Financial Statements, to normal adjustments which will not be material in nature or amount to the Company taken as a whole).

Section 2.7            No Undisclosed Liabilities; Funded Indebtedness.

(a)               Except as set forth on Schedule 2.7(a), there are no Liabilities, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable of the Company or the Subsidiary, other than any such Liabilities (i) reflected in, reserved against or otherwise disclosed in the Financial Statements or the notes thereto of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, (ii) incurred since the date of the Interim Financial Statements in the ordinary course of business of the Company and the Subsidiary consistent with past practice (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arises out of any Proceeding), (iii) expressly disclosed in the Disclosure Schedules, or (iv) arising out of the performance (but not the breach) of the Material Contracts.

(b)               Schedule 2.7(b) sets forth a correct and complete list of the individual components (indicating the amount and the Person to whom such Funded Indebtedness is owed) of all Funded Indebtedness with respect to the Company or the Subsidiary as of the date hereof.

Section 2.8            Absence of Certain Changes. Except as set forth on Schedule 2.8, as contemplated by this Agreement or any of the Related Documents, since the date of the Interim Financial Statements until the date of this Agreement:

(a)               there has been no Material Adverse Effect and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect;

(b)               the Company and the Subsidiary have conducted their businesses in the ordinary course of business;

(c)               the Company and the Subsidiary have not cancelled any material debts or claims or waived any rights of material value;

(d)               the Company and the Subsidiary have not suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, materially impair the ability of the Company or the Subsidiary to operate in the ordinary course of business;

(e)               the Company and the Subsidiary have not made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, or entered into any employment contract or hired any employee other than bonuses, compensation increases, promotions or new hires in the ordinary course of business;

(f)                the Company and the Subsidiary have not sold, licensed, assigned, transferred, mortgaged, pledged or subjected to any Encumbrance any of its assets or properties (tangible or intangible), except for Permitted Encumbrances or sales or licenses in the ordinary course of business consistent with past practice;

(g)               the Company and the Subsidiary have not made any change in accounting principles or methods (other than actions required to be taken by GAAP), or in the manner of keeping books, accounts and records of the Company or the Subsidiary which is, or may be, inconsistent with the principles or methodology by which the Financial Statements have been prepared;

(h)               the Company and the Subsidiary not made, changed or rescinded any Tax election, adopted or changed any annual accounting period or any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settlement or compromise of any proceeding with respect to any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(i)                 the Company and the Subsidiary have not made or granted any increase in benefits payable under any Benefit Plan, amended or terminated any Benefit Plan or adopted any new Benefit Plan;

(j)                 there has been no amendment or modification, waiver or express termination of any Material Contract, other than any expiration of a Material Contract in accordance with its terms or any amendment, modification or waiver that has been delivered to Purchaser prior to the date hereof;

(k)               there has been no settlement, or offer or proposal to settle, any Proceeding involving or against the Company or the Subsidiary or any of their respective officers, directors, assets or properties, or that relates to the transactions contemplated hereby; and

(l)                 the Company and the Subsidiary have not agreed to do any of the foregoing.

Section 2.9            Compliance with Law; Permits.

(a)               Each of the Company and the Subsidiary is, and has been at all times since January 1, 2017, in compliance with all Laws applicable to the Company and the Subsidiary, as applicable, except (i) as set forth on Schedule 2.9(a) or (ii) for such instances of non-compliance which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of the Company or the Subsidiary, as applicable, to conduct its business as currently conducted. Except where the failure to do so would individually or in the aggregate not have a Material Adverse Effect, neither the Company nor the Subsidiary has received any written notice of any non-compliance or investigation relating to any violation or threat to be charged with any non-compliance of any Law except for such instances of non-compliance which would not, individually or in the aggregate, be reasonably expected to result in a fine, penalty or expense or affect the ability of the Company or the Subsidiary to conduct its business as currently conducted.

(b)               The Company and the Subsidiary have the Permits set forth on Schedule 2.9(b) as of the date hereof, which constitute all of the Permits necessary for the conduct of the Business as now being conducted by the Company and the Subsidiary. All such Permits are valid and in effect, and all fees and charges with respect to such Permits as of the date hereof have been paid in full. As of the date hereof, no Proceedings are pending or, to the Knowledge of the Company, threatened to revoke, suspend or cancel any such Permit. Subject to receipt of the Required Consents (as applicable), none of the Permits of the Company or the Subsidiary will be terminated, revoked, suspended or canceled by the transactions contemplated hereby or the Related Documents.

Section 2.10        Litigation.

(a)              Except as set forth on Schedule 2.10(a)(i), as of the date hereof, there is no Proceeding pending against or directly relating to or directly affecting the Company, the Subsidiary, or any of their Business or assets. Except as set forth on Schedule 2.10(a)(ii), to the Knowledge of the Company, there is no Proceeding threatened against or directly relating to or affecting the Company, the Subsidiary, or any of their Business or assets that (i) involves a claim in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) or (ii) involves a claim for an unspecified amount which would have a Material Adverse Effect.

(b)              Except as set forth on Schedule 2.10(b)(i), there has been no Proceeding against or directly relating to or affecting the Company, the Subsidiary, or any of their Business or assets that (i) resulted in the Company or the Subsidiary incurring any fine, penalty or expense in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00), (ii) resulted in the grant of any injunctive relief or any orders, writs, judgments, injunctions, decrees, rulings, verdict, awards, settlement agreements or similar orders (“Order”) imposing any obligation on the Company or the Subsidiary which has not been fully performed or discharged or (iii) which had or is reasonably expected to have a Material Adverse Effect. To the Knowledge of the Company, there has been no occurrence of any fact, circumstance or condition that could reasonably be expected to result in any Proceeding affecting the ability of the Company or the Subsidiary to conduct their business as currently conducted or with a potential exposure to the Company or the Subsidiary of any fine, penalty or expense which would or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.10(b)(ii), to the Knowledge of the Company, there are no outstanding Order by which the Company, the Subsidiary, or any of their assets or properties are subject to or bound, in respect of Proceedings required to be disclosed in Schedule 2.10(b)(i).

(c)       Except as set forth on Schedule 2.10(c), there is no Proceeding by the Company or the Subsidiary pending or that the Company or the Subsidiary intends to initiate.

Section 2.11        Employee Matters.

(A)	With respect to the Company’s or the Subsidiary’s employees or Contractors who reside and work in the jurisdiction of the United States:

(a)               Schedule 2.11(A)(a) sets forth a complete and accurate list of each Benefit Plan. Neither the Company nor the Subsidiary has ever sponsored, established, maintained or contributed to, or been required to maintain or contribute to, any Benefit Plan subject to ERISA or the Code or any similar United States Law. The Company has made available to the Purchaser, with respect to each Benefit Plan listed on Schedule 2.11(A)(a), (i) a true and complete copy of each writing constituting a part of such Benefit Plan (and where no such copy exists, an accurate description thereof); (ii) where applicable, a copy of any trust agreement, insurance policy or other funding arrangement; (iii) all registration statements filed; (iv) all reports submitted since January 1, 2014 by third-party administrators, actuaries, investment managers, trustees, consultants or other Contractors and financial statements disclosing Liability for all obligations owed under any Benefit Plan; and (v) any other announcement or other documentation outlining benefits promises made to any current or former Company Employee relating to any Benefit Plan.

(b)               Except as set forth on Schedule 2.11(A)(b)(i), each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of Company Employees, directors, Contractors or consultants is, and has been at all times established, maintained, funded, operated and administered, and the Company has performed all of its obligations under each Benefit Plan, in material compliance with its terms and applicable Laws. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Laws have been timely made or paid in accordance with the terms of such Benefit Plan, applicable Laws and generally accepted accounting principles in the applicable jurisdiction. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Benefit Plan have been timely filed or furnished. To the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company by reason of its affiliation with any member of its “controlled group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) to any material Tax, fine, lien, penalty or other Liability imposed by any applicable Law.

(c)               Except as set forth on Schedule 2.11(A)(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) (i) will result in any payment becoming due to any Company Employee, director, Contractor or consultant under any Benefit Plan; (ii) will increase any benefits to Company Employees, directors, Contractors or consultants otherwise payable under any Benefit Plan; (iii) will result in any acceleration of the time of payment, funding or vesting of any such benefits to Company Employees, directors, Contractors or consultants under any Benefit Plan; (iv) could reasonably be expected to result in an obligation to materially accelerate the funding of, or contribution to any, Benefit Plan pursuant to applicable Law, regulation, contractual arrangement or otherwise; (v) will constitute a “deemed severance” or “deemed termination” under any Benefit Plan; or (vi) will limit or restrict the ability of the Purchaser and their Affiliates to merge, amend or terminate any Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(d)               Except as set forth on Schedule 2.11(A)(d), no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former Company Employees beyond their retirement or other termination of service.

(e)               Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company and the Subsidiary do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(f)                Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, the Company, the Subsidiary, or any fiduciary thereof is pending or, to the Knowledge of the Company, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of the Company or the Subsidiary to any Person, and no event has occurred or circumstance exists that may give rise to any such Liability.

(g)               Except as set forth on Schedule 2.11(A)(g), with respect to the Company Employees and/or, if applicable, Contractors, (i) within the last three (3) years, there has been no, nor, to the Knowledge of the Company, has there been any threat of a, strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute; (ii) neither the Company nor the Subsidiary is a party to any collective bargaining agreement or other agreement (including without limitation written or oral letters of intent, side bar letters, or other agreements) with a labor or trade organization, and no labor union or similar organization currently represents the employees of the Company or the Subsidiary; and (iii) the neither the Company nor the Subsidiary has, in the last ninety (90) days, effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, without complying with the notice requirements and other provisions of WARN which would cause any material Liability to the Company with respect to the Company Employees.

(h)               Except as set forth on Schedule 2.11(A)(h)(a), all of the employees of the Company and the Subsidiary are “at will” employees. To the Knowledge of Company, there are no facts that would indicate that the Contractors or any of the employees set forth on Schedule 2.11(A)(h)(b) will not continue in the employ of or other relationship with the Company or the Subsidiary after the Closing. The Company and the Subsidiary: (i) have properly classified all individuals providing services to the Company and the Subsidiary as Contractors or employees, as the case may be; and (ii) have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Company Employees or Contractors. Except as accrued as a current liability on the Interim Financial Statements, all wages, bonuses, unpaid vacation pay, and other compensation, if any, due and payable as of the Closing Date to all present Company Employees and Contractors of the Company have been paid in full, or will be paid in full, to such Company Employees and Contractors prior to the Closing. Except as set forth on Schedule 2.11(A)(h)(c), there are no actions, suits, claims, investigations, internal grievance procedures, or other legal proceedings against the Company or the Subsidiary pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Company Employee or Contractor, including, without limitation, any claim relating to unfair labor practices, common or related employer, employment discrimination, harassment, retaliation, equal pay, wage and hour law violations or any other employment related matter arising under applicable Laws, except for such actions, suits, claims, investigations, internal grievance procedures, or other legal proceedings which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of the Company or the Subsidiary to conduct its business as currently conducted.

(i)                 The Company and the Subsidiary have paid in full all amounts due and owing under all applicable workers’ compensation, occupational health and safety and other similar Law in all jurisdictions in which they do Business including current employer contributions, assessments and filings, experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts. The Company and the Subsidiary have not been subject to any special or penalty assessment or surcharge, including but not limited to, experience rating surcharges under such Laws, and there are no circumstances that would permit or result in a special or penalty assessment or surcharge under such Laws or the applicable experience rating plan or program.

(j)                 To the Knowledge of the Company, the Company, the Subsidiary, and staffing or employment agencies that each member respectively uses for which the Company or the Subsidiary may have joint employer liability, are in material compliance with all applicable Laws including the common law relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, rest and meal breaks, FLSA and FMLA compliance, recordkeeping, non-discrimination, pay equity, labor relations, privacy, disability accommodation, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, the payment of employee welfare and retirement benefits, and employment insurance including the full payment of all required social security contributions and Taxes. To the Knowledge of the Company, each employee and Contractor of the Company and the Subsidiary is lawfully authorized to work in the country in which the employee or Contractor is working.

(B)	All of the Company’s employees who reside or work in the jurisdiction of Israel or whose employment or engagement is otherwise subject to Israeli Law (“Israeli Employees”):

(a)               have entered into written employment agreement with the Company. The Company has made available to the Purchaser a true and complete copy of each writing constituting a part of a Benefit Plan (and where no such copy exists, an accurate description thereof) which relates to the Israeli Employees. Schedule 2.11(B)(a) sets forth a complete and accurate list of each Benefit Plan which relates to the Israeli Employees;

(b)               Except as otherwise provided on Schedule 2.11(B)(b), the employment of each Israeli Employee is subject to termination upon up to thirty (30) days’ prior written notice according to the applicable employment agreement with such Israeli Employee or applicable Laws;

(c)               All obligations of the Company to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law -1963 are fully funded in accordance with the provisions of Section 14 of the Severance Pay Law -1963 or are accrued on the Financial Statements;

(d)               The Company is in compliance in all material respects with all applicable Israeli labor Laws and outstanding employment agreements with its Israeli Employees relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including without limitation, the Wage Protection Law (3998-1958), the Hours of Work and Rest Law (3991-1951); and

(e)               All amounts that the Company is legally or contractually required either (i) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Income Tax Ordinance [New Version], 1961, and the rules and regulations promulgated thereunder and Israeli National Insurance Law have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business), and the Company does not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due).

Section 2.12        Taxes. Except as set forth on Schedule 2.12, (i) all Tax Returns required to be filed by or on behalf of the Company and Subsidiary have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns are true and complete in all material respects; (iii) all Taxes of the Company and Subsidiary have been fully and timely paid when due; (iv) the unpaid Taxes of the Company and Subsidiary (A) did not exceed any payable or liability for Taxes plus any reserve for Tax liability (other than a reserve for deferred Taxes) in each case as set forth on the face of the Financial Statements (rather than in any notes thereto) and (B) do not exceed any such payable or liability for Taxes plus any such reserve as adjusted for the passage of time from the date of the relevant Financial Statement through the Closing Date in accordance with the past custom and practice of the Company and Subsidiary; (v) neither the Company nor the Subsidiary has waived any statute of limitations in respect of income Taxes or any other material Tax or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension remains open; (vi) the Company and Subsidiary have complied in all material respects with all applicable Laws relating to the collection, withholding or remittance of Taxes; (vii) neither the Company nor the Subsidiary has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes; (viii) neither the Company nor the Subsidiary is a party to any Tax allocation or sharing agreement; (ix) to the Knowledge of the Company, no material claim has been made by any Tax Authority in a jurisdiction in which the Company or Subsidiary does not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction; (x) neither the Company nor the Subsidiary is a resident for Tax purposes, or has any operations, outside the jurisdiction in which it was originally organized or has ever been resident for Tax purposes, engaged in a trade or business or maintained a “permanent establishment” (within the meaning of the applicable Tax conventions) outside such jurisdiction; (xi) neither the Company nor the Subsidiary has engaged in any “reportable transaction” or “listed transaction” as defined in Treasury Regulations § 1.6011-4(b); (xii) there are no investigations, audits, actions or proceedings currently pending or to the Knowledge of the Company threatened against the Company or the Subsidiary by any Tax Authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company or the Subsidiary, and there are no matters under discussion, audit or appeal between the Company or the Subsidiary and any Tax Authority with respect to the assessment or collection of Taxes; (xiii) there are no Tax liens on any of the assets of the Company or the Subsidiary other than Permitted Encumbrances; (xiv) no power of attorney has been granted by or with respect to the Company or Subsidiary with respect to any matter relating to Taxes; (xv) neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, or use of an improper method of accounting, for any taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law) attributable to a transaction or event entered into on or before the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount or deferred revenue received on or prior to the Closing Date; (xvi) neither the Company nor the Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement relating to allocating, indemnification or sharing the payment of, or liability for, Taxes under which any such member would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person or is subject to any action or proceeding of a Governmental Authority imposing on any such member any obligations or liabilities with respect to another Person’s Taxes; (xvii) all transactions or arrangements made by the Company and the Subsidiary have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented; (xviii) neither the Company nor the Subsidiary have been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Tax, or any transaction that produced a loss for Tax purposes with no corresponding commercial or economic loss; (xix) the Company has not made any U.S. entity classification elections; (xx) the Company is not a “surrogate foreign corporation” under Section 7874 of the Code; and the Company is not a “controlled foreign corporation” under Section 957 of the Code.

Section 2.13        Real Property.

(a)               Schedule 2.13(a) sets forth a true and complete list, as of the date hereof, of all Real Property and interests in Real Property leased, subleased, licensed or otherwise used by the Company and the Subsidiary (individually, a “Real Property Lease” and, collectively, the “Real Property Leases”). True, correct and complete copies of the Real Property Leases have been delivered to the Purchaser. The Real Property comprises all real property used by the Company and the Subsidiary in the conduct of the Business. There are no Encumbrances other than the Permitted Encumbrances against the Company’s or the Subsidiary’s interest in the Real Property. To the Knowledge of the Company, the Company and the Subsidiary do not have any current or future capital expenditure obligations under any of the Real Property Leases that, individually or in the aggregate, exceed Twenty Five Thousand and 00/100 Dollars ($25,000.00). The Company and the Subsidiary do not currently own and has not previously owned any Real Property. To the Knowledge of the Company, neither the Real Property nor the use by the Company or the Subsidiary of the Real Property is in violation of any applicable Laws.

(b)               To the Knowledge of the Company, as of the date hereof, (i) each Real Property Lease is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) neither landlord nor tenant under any of the Real Property Leases is in default thereunder in any material respect.

Section 2.14        Intellectual Property.

(a)               Schedule 2.14(a) sets forth a true and complete list, as of the date hereof, of each of the following items of Intellectual Property of the Company, and sets forth whether such Intellectual Property is owned or licensed, and the owner, licensor, and licensee, as applicable, of such Intellectual Property: trade names, trademarks, service marks, trade dress, and logos, whether or not registered, and all registrations of and applications therefor; registered copyrights and applications therefor; patents and applications therefor; domain names and registrations thereof; and social media accounts.

(b)               Schedule 2.14(b) sets forth a true and complete list, as of the date hereof, of all Software (indicating part number and current version number) included in the Company Software, including whether such Company Software is owned or licensed, and the owner, licensor, and licensee, as applicable, of such Company Software, other than (i) non-customized “off-the-shelf” Software in a version that its licensor makes generally available to its customers, and (ii) non-customized online-delivered or online-accessible Software in a version that its licensor makes generally available to its customers.

(c)               Schedule 2.14(c) sets forth a true and complete list, as of the date hereof, of all agreements (whether written or oral) relating to Intellectual Property or Software (including Company Software) to which the Company is a party or is otherwise obligated, including any agreement by which the Company (i) has licensed any Person under any Company Owned Intellectual Property or sublicensed any Person under any Intellectual Property owned by another Person, (such agreement, a “Company Intellectual Property License”) or (ii) is licensed under any Intellectual Property owned by another Person (a “Third Party Intellectual Property”; such agreement, a “Third Party Intellectual Property License”). The parties acknowledge and agree that Schedule 2.14(c) does not contain, and the Company is not obligated to list or disclose, the following agreements relating to Intellectual Property or Software, provided that such Intellectual Property or Software is not utilized with a Product or Service, where the Company is the licensee: (x) those agreements relating to non-customized “off-the-shelf” Software in a version that its licensor makes generally available to its customers and which the Company uses pursuant to a standard shrink-wrap license agreement and (y) those agreements relating to non-customized online-delivered or online-accessible Software in a version that its licensor makes generally available to its customers and which the Company uses pursuant to a standard click-wrap license agreement.

(d)               The Company is the owner of the entire right, title, and interest in and to the Company Owned Intellectual Property, free and clear of all Encumbrances, except for the Permitted Encumbrances. To the Knowledge of the Company, the Company has the right to use and otherwise exploit all Intellectual Property used in or materially necessary for the operations or conduct of the business of the Company (as such operations and businesses are currently conducted) or are necessary for the Products and Services, and, to the Knowledge of the Company, the Company shall continue to have such rights after the Closing. Without limiting the generality of the foregoing, to the Knowledge of the Company, the Company owns or has the right to exploit, and after Closing will continue to own or have the right to exploit, the Company Software in the same manner and to the same extent as it was used prior to the Closing.

(e)               To the Knowledge of the Company, the Company Owned Intellectual Property set forth in Schedule 2.14(a) is valid and enforceable. The Company Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part. No claim, demand or notice has been made or given in writing, and no proceeding is pending or, to the Company’s Knowledge, threatened, (i) contesting or challenging the validity, enforceability, use or ownership of any of the Company Owned Intellectual Property, or (ii) claiming that the Company is in default under any Third Party Intellectual Property License.

(f)                Except as set forth under Schedule 2.14(f), neither the Company, nor Company Employees, Representatives, Contractors or other persons participating in the conception, reduction to practice development, invention, discovery or design of any items including in the Company Owned Intellectual Property has used any facilities, received any remuneration from, or was concurrently employed by, any academic, medical or research institution or Governmental Authority while so participating in the conception, reduction to practice, development, invention, discovery or design of any items included in the Company Owned Intellectual Property.

(g)               To the Knowledge of the Company, as of the date hereof (i) none of the Products or Services, nor any technology, processes. or materials used in connection therewith, including Company Owned Software, infringes upon, misappropriates or violates any Intellectual Property of any Person and (ii) no Person is infringing, misappropriating or violating the Company Owned Intellectual Property.

(h)               The Company has taken reasonable care, including reasonable steps, to protect the Company’s rights in Confidential Information and trade secrets and to protect the Confidential Information and trade secrets of others who have provided such Confidential Information and trade secrets to Representatives of the Company in confidence. Except as set forth on Schedule 2.14(h), all current and former Representatives and Contractors of the Company who have had access to and developed Intellectual Property owned by or licensed to the Company have executed written instruments that assign to the Company all rights, title and interest in and to any and all (x) inventions, improvements, ideas, discoveries, writings and other works of authorship, and information relating to the Business or any Products or Services which was developed for the Company, and (y) Intellectual Property relating thereto. All Company Employees have irrevocably waived their right to receive compensation in connection with “Service Inventions” (in Hebrew: “Hamtsa’at Sheiru) under Section 134 of the Israeli Patent Law, 5727-1967.

(i)                 The Company has not disclosed and, to the Company’s Knowledge, none of its former or current Representatives, consultants or Contractors has disclosed, any material Confidential Information or trade secrets related to the Business, Intellectual Property of the Company and/or Company Software to any Person, except under applicable non-disclosure agreements. The source code for all Company Owned Software is in the sole possession and custody of the Company and has not been provided to any third party to any Person. To the Knowledge of the Company, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to the Company’s Confidential Information, Company Owned Intellectual Property, or Company Owned Software.

(j)                 Schedule 2.14(j) sets forth a list, as of the date hereof, of all open source software integrated into or used in connection with Company Owned Software. Except as set forth on Schedule 2.14(j), none of the Company Owned Software, to the Company’s Knowledge, incorporates any Software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other similar license).

(k)               No Company Owned Software, to the Company’s Knowledge, contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data. To the Company’s Knowledge no Company Owned Software contains any known security vulnerabilities which would allow unauthorized access to the Company’s computer network, Intellectual Property, Confidential Information, or other sensitive, confidential, or legally protected information of the Company.

(l)                 The source code for all Company Owned Software contains reasonably clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support the Company.

(m)             All Intellectual Property of the Company, including Company Software has (i) been legally obtained and (ii) is transferable at the Closing.

Section 2.15        Material Contracts.

(a)               Except as set forth on Schedule 2.15(a), as of the date hereof, the Company and the Subsidiary is not a party to any Contract:

(i)           relating to any Contract that involves performance of services or delivery of goods or materials by the Company or the Subsidiary of an amount or value in excess of Fifty Thousand and 00/100 Dollars ($50,000.00);

(ii)          relating to any Contract that involves performance of services or delivery of goods or materials to the Company or the Subsidiary of an amount or value in excess of Fifty Thousand and 00/100 Dollars ($50,000.00);

(iii)         relating to any Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company or the Subsidiary in excess of Fifty Thousand and 00/100 Dollars ($50,000.00);

(iv)        relating to any written employment, consulting or similar arrangements requiring payment by the Company or the Subsidiary of base annual compensation in excess of Fifty Thousand and 00/100 Dollars ($50,000.00);

(v)          with or relating to any staffing agency for the provision of temporary labor, personnel or agency workers to the Company or the Subsidiary pursuant to which the Company or the Subsidiary paid more than Fifty Thousand and 00/100 Dollars ($50,000.00) in the last fiscal year;

(vi)         relating to any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vii)        relating to any written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by the Company or the Subsidiary other than in the ordinary course of business;

(viii)       pursuant to which the Company or the Subsidiary has incurred or committed to incur any Funded Indebtedness;

(ix)         that by its terms grants an Encumbrance upon any material asset of the Company or the Subsidiary;

(x)          that by its terms provides for the sale, assignment, license or other disposition of any material asset or right of the Company or the Subsidiary, other than in the ordinary course of business, other than any Company Intellectual Property Licenses;

(xi)         pursuant to which the Company or the Subsidiary (other than pursuant to a Company Loan) (A) paid more than One Hundred Thousand and 00/100 Dollars ($100,000.00) in the last fiscal year or (B) received more than One Hundred Thousand and 00/100 Dollars ($100,000.00) in the last fiscal year and not otherwise listed in any other portion of Schedule 2.15(a);

(xii)        that by its terms contains any covenant or provision currently in effect limiting the freedom of the Company or the Subsidiary from engaging in a line of business or competing in any geographic area;

(xiii)       that by its terms grants to the Company or the Subsidiary the exclusive right to provide Products or Services;

(xiv)       pursuant to which the Company or the Subsidiary is by its terms obligated to make any severance, termination, change in control or similar payment to any current or former Company Employee, officer, or director;

(xv)        containing covenants or other obligations pertaining to the non-solicitation of employees, customers or Contractors or granting any Person a right of first refusal, first offer, first negotiation or other exclusivity, requirements, output or “most favored customer” provisions or similar restrictions on the operation or scope of the Company’s or the Subsidiary’s business or operations;

(xvi)       that is a partnership or joint venture agreement in which the Company or the Subsidiary participates as a general partner or joint venturer;

(xvii)      pursuant to which the Company or the Subsidiary has advanced or loaned any amount to any of its directors, officers or employees outside the ordinary course of business;

(xviii)    with any shareholder, director, or officer of the Company, the Subsidiary, or any Affiliate of the Company or the Subsidiary (other than an employment agreement);

(xix)        with any Governmental Authority; or

(xx)         any outstanding written legally binding commitment to enter into any agreement of the type described in the foregoing subsections of this Section 2.15(a).

(b)           Except as set forth in Schedule 2.15(b), each Contract that is required to be listed in Schedule 2.15(a) (each, a “Material Contract”) is in full force and effect and constitutes the legal, valid and binding obligation of the Company or the Subsidiary and, to the Knowledge of the Company, each other party thereto, enforceable against such party in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally. The Company has made available to the Purchaser complete and correct copies of all written Material Contracts, together with all amendments, supplements or modifications thereto. There are no oral Material Contracts. Neither the Company, the Subsidiary, nor, to the Knowledge of the Company, any other party to any Material Contract, is in breach of, or in default under, such Material Contract, in any material respect. To the Knowledge of the Company, as of the date hereof, no party has given any written notice of termination or cancellation of any Material Contract or that it intends to assert a breach of, or seek to terminate or cancel, any Material Contract.

Section 2.16          Insurance.

(a)          Schedule 2.16(a) contains a true and complete list, as of the date hereof, of all policies of insurance in force as of the date hereof with respect to the insurance of the properties and Liabilities of the Company and the Subsidiary and the remaining limits of each policy. To the Knowledge of the Company, as of the date hereof, such policies are in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

(b)           With respect to each policy of insurance listed on Schedule 2.16(a), as of the date hereof, (i) neither the Company nor the Subsidiary has received any written notice that it is in material default with respect to any obligations under any such policy or has received any written notice that such policy has been or shall be canceled or terminated, (ii) all premiums are paid up in full or all premium installment payments are current, and (iii) to the Knowledge of the Company, no such policy will terminate or lapse by reason of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.16(b), with respect to such policies, from January 1, 2013 until the date of this Agreement, there have not been any Claim(s) (as that term is defined in the respective insurance policies) made against the Company or the Subsidiary in which the applicable insurer has denied coverage in writing.

Section 2.17          Environmental Matters. Except as set forth on Schedule 2.17:

(a)            The Company and the Subsidiary is as of the date hereof in compliance in all material respects with all Environmental Laws.

(b)           With respect to the Real Property, neither the Company nor the Subsidiary has received any court order, demand, notice, or other written communication relating to any (i) actual, alleged, or potential violation of or failure to comply with any Environmental Law or (ii) actual or potential Liability resulting from or arising under any Environmental Law or otherwise relating to Hazardous Substances; or (iii) actual or potential Liability with respect to any off-site Environmental Law matter including but not limited to, Hazardous Substances handling, transportation, treatment, storage, management or disposal services facilities or locations used by the Company or the Subsidiary.

(c)           There are no pending or, to the Knowledge of the Company, threatened claims against the Company or the Subsidiary resulting from any Liability or arising under or pursuant to Environmental Law, with respect to, arising from, or affecting any of the Real Property or any other asset owned or used by the Company or the Subsidiary.

(d)           To the Knowledge of the Company, there is no Hazardous Substance present on or under the Real Property in material violation of Environmental Law.

(e)           To the Knowledge of the Company, none of the Real Property contains any (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments, or Hazardous Substance disposal areas.

(f)           To the Knowledge of the Company, no Hazardous Substances have been transported, discharged, released, spilled or disposed from the Real Property during the Company’s or the Subsidiary’s occupancy of any Real Property in material violation of any Environmental Law; no Hazardous Substances have been generated, handled, treated, stored, managed or disposed of at, on or under any of the Real Property by the Company or the Subsidiary during the Company’s or the Subsidiary’s occupancy of any such Real Property in material violation of any Environmental Law; and there has been no release of Hazardous Substances at or from the Real Property by the Company or the Subsidiary during the Company’s or the Subsidiary’s occupancy of any such Real Property, or arising from the operations of the Company or the Subsidiary in connection with its Real Property during the Company’s or the Subsidiary’s occupancy of any such Real Property or their Business, in material violation of any Environmental Laws.

(g)            The Company has delivered to the Purchaser copies (if any) of all reports, studies, analyses, or tests initiated by or on behalf of or in the possession of the Company or the Subsidiary pertaining to Environmental Laws, including Hazardous Substances on or under the Real Property, or concerning compliance by the Company and the Subsidiary with Environmental Laws.

(h)           To the Knowledge of the Company, the Company and the Subsidiary has all Environmental Permits necessary for its operations at each Real Property to comply with all Environmental Laws and is in material compliance with the terms of any such Environmental Permits.

Section 2.18          Title to Assets. Except as set forth on Schedule 2.18, the Company and the Subsidiary has good and valid title to, or a valid leasehold interest in, all of the properties and assets that are shown as owned or reflected as leased on the Interim Financial Statements and assets acquired by the Company or the Subsidiary after the date of the Interim Financial Statements, except for properties and assets disposed of in the ordinary course of business since the date of the Interim Financial Statements, free and clear of all Encumbrances other than Permitted Encumbrances. Subject to ordinary wear and tear, all facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company or the Subsidiary are in commercially reasonable operating condition and repair and are reasonably fit and usable for the purposes for which they are being used in all material respects. The tangible properties and assets of the Company or the Subsidiary are adequate and sufficient in all material respects to conduct the Business as currently conducted.

Section 2.19          Related Party Transactions. Except as set forth on Schedule 2.19, neither the Company nor any of the foregoing’s respective Affiliates or any director or officer of the Company or the Subsidiary, (a) has, or during the last fiscal year has had, any direct or indirect interest (i) in, or is or during the last fiscal year was a director, manager, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or the Subsidiary, except for a passive interest in the securities of a publicly traded company or (ii) in any material property, asset or right that is owned or used by the Company or the Subsidiary in the conduct of their businesses or (b) is, or during the last fiscal year has been, a party to, or has any beneficial interest to or in, any Contract or transaction with the Company or the Subsidiary, or (c) is indebted to the Company or the Subsidiary nor is the Company or the Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them.

Section 2.20         Company Loans. Schedule 2.20 sets forth a true, correct and complete list of each Company Loan immediately prior to the Closing, the outstanding principal balance thereunder, the name of the Obligor and the final maturity date of such Company Loan.

Section 2.21         Brokers and Finders. Except as set forth on Schedule 2.21, the Company and the Subsidiary have not employed, nor are they subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement, in each case, for which either the Purchaser or the Company will have Liability following the Closing.

Section 2.22         Inventory. Any Inventory of the Company and the Subsidiary reflected on the Interim Financial Statements or acquired after the date thereof consist of a quality and quantity usable and saleable within a reasonable period of time in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Any such Inventory is owned by the Company or the Subsidiary, free and clear of all Encumbrances (except for Permitted Encumbrances), and no Inventory is held by the Company or the Subsidiary on a consignment basis. Schedule 2.22 includes a list of all Inventory which Company or the Subsidiary has consigned with a third party and the physical location and dollar amount of such Inventory.

Section 2.23         Accounts Receivable. Except as set forth on Schedule 2.23, the accounts receivable reflected on the Interim Financial Statements and the accounts receivable to be reflected in the calculation of Preliminary Net Working Capital and Final Net Working Capital (a) have arisen from bona fide transactions entered into by the Company or the Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or the Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts applicable to accounts receivable shown on the Financial Statements or, with respect to accounts receivable arising after the date of the most recent Financial Statements, on the accounting records of the Company or the Subsidiary, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 2.24         Customers and Suppliers.

(a)           Schedule 2.24(a) sets forth (i) an accurate list of the ten (10) largest customers of each of the Company and the Subsidiary, taken as a whole, for the most recent fiscal year, as measured by the consideration paid from such customer to the Company or the Subsidiary, as applicable, and (ii) the amount of consideration paid by each such customer during such periods. Neither the Company nor the Subsidiary has received any written notice from any customer required to be listed on Schedule 2.24(a) that such customer (1) has ceased, or intends to cease after the Closing, to use its Products or Services, (2) has otherwise ceased or materially reduced, or intends to otherwise terminate or materially reduce, its relationship with the Company or the Subsidiary, as applicable (excluding any reductions in the ordinary course consistent with the customer’s past practices) or (3) has requested, or has indicated it intends to request, a material change to the terms or prices at which such customer purchases Products or Services from the Company or the Subsidiary, as applicable, including, for each of (1), (2), and (3), because of the announcement or pendency of this Agreement or the identity of the Purchaser. To the Knowledge of the Company, no customer required to be listed on Schedule 2.24(a) intends to take any action set forth in the preceding sentence.

(b)           Schedule 2.24(b) sets forth (i) an accurate list of the ten (10) largest suppliers and/or vendors of each of the Company and the Subsidiary, taken as a whole, for the most recent fiscal year, as measured by the consideration paid by the Company or the Subsidiary to such supplier and/or vendor and (ii) the amount of consideration paid to each such supplier and/or vendor during such period. Neither the Company nor the Subsidiary has received any written notice from any supplier and/or vendor required to be listed on Schedule 2.24(b) that such supplier and/or vendor (1) has ceased, or intends to cease, to supply goods or services to the Company or the Subsidiary or (2) has otherwise terminated or materially reduced, or intends to otherwise terminate or materially reduce, its relationship with the Company or the Subsidiary, including, for each of (1) and (2), because of the announcement or pendency of this Agreement or the identity of the Purchaser. To the Knowledge of the Company, no supplier and/or vendor required to be listed on Schedule 2.24(b) intends to take any action set forth in the preceding sentence.

Section 2.25          Anti-Corruption

(a)           At all times since January 1, 2015, neither the Company, the Subsidiary, nor any Seller, has, directly or indirectly, taken any action in violation of any applicable Law, including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Law in any jurisdiction applicable to the Company or the Subsidiary (“Anticorruption Law”), including offering, paying, authorizing or ratifying any bribe, kickback, or other illicit payment to obtain favorable treatment in securing business or otherwise to obtain special concessions for the Company or the Subsidiary. The Company and the Subsidiary have properly recorded on its Financial Statements and not made any false or fictitious entries in its books and records relating to any offer, payment, promise to pay, or authorization of the payment of any money, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal payment. Neither the Company, the Subsidiary, nor to the Knowledge of the Company, any of the Company’s or the Subsidiary’s employees, Contractors, or Representatives, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any applicable Anticorruption Law.

(b)           The Company has not, nor to the Knowledge of the Company, any officer, director, broker or agent acting on behalf of the Company (i) is or has been in violation of any Sanctions or (ii) has conducted any business or has engaged in making or receiving any contribution of goods, services or money to or for the benefit of any Person subject to any Sanctions, or in any country or territory subject to any Sanctions.

Section 2.26         Books and Records. Except as set forth in Schedule 2.26, the books of account and other financial records of the Company and the Subsidiary, all of which have been made available to the Purchaser to the extent the Purchaser has so requested in writing, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with applicable Law in all material respects. The Company and the Subsidiary have devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances in all material respects that (a) all transactions are executed in accordance with the Management Team’s general or specific authorization, (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (c) access to their property and assets is permitted only in accordance with the Management Team’s general or specific authorization and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any material differences.

Section 2.27          Bank Accounts; Powers of Attorney. Schedule 2.27 sets forth a list showing the name and address of each bank in which the Company and the Subsidiary have an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons holding powers of attorney or other similar authorizations from the Company and the Subsidiary.

Section 2.28          FDA and Related Matters.

(a)            The Company and the Subsidiary possess all Registrations required to conduct their Business as currently conducted. Each such Registration is valid and subsisting in full force and effect. To the Knowledge of the Company, as of the date hereof, neither the United States Food and Drug Administration (the “FDAˮ) nor any comparable Regulatory Authority or Governmental Authority is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the Products of the Company. To the Knowledge of the Company and the Subsidiary, there is no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Regulatory Authority or Governmental Authority. The Company and the Subsidiary are in compliance with, and have fulfilled and performed in all material respects their respective obligations under, each such Registration, and, as of the date hereof, to the Knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Knowledge of the Company, any third Person that is a manufacturer or contractor for the Company and the Subsidiary is in compliance with all Registrations insofar as they pertain to the manufacture of product components or Products for the Company or the Subsidiary.

(b)          All Products developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported by or on behalf of the Company and the Subsidiary that are subject to the jurisdiction of the FDA or any comparable Regulatory Authority have been and are being developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported and exported, as applicable, in all material respects, in compliance with FDA Laws, and any comparable Laws enforced by any other Regulatory Authority that has jurisdiction over the operations of the Company and the Subsidiary, including those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting and reporting of corrections and removals. To the Knowledge of the Company and the Subsidiary, except as would not be material to the Company, taken as a whole, any third Person that is a manufacturer or Contractor for the Company and the Subsidiary is in compliance with all FDA Laws or any other applicable Law insofar as they pertain to the manufacture of product components or Products for the Company.

(c)            As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened by or on behalf of any Regulatory Authority that has jurisdiction over the operations of the Company or the Subsidiary. As of the date hereof, neither the Company nor the Subsidiary has received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any applicable Laws or Registrations. The Company and the Subsidiary are not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Regulatory Authority. The Company and the Subsidiary have made all notifications, submissions, responses and reports required by FDA Laws, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Regulatory Authority or Governmental Authority and all such notifications, submissions, responses and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Regulatory Authority or Governmental Authority. To the Knowledge of the Company, as of the date hereof, no basis for liability exists with respect to any such notification, submission, or report.

(d)           No Product distributed or sold by or on behalf of the Company or the Subsidiary has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and as of the date hereof, to the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such Product; (ii) a change in the labeling of any such Product; or (iii) a termination, seizure, limitation, restriction, modification or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such Product. As of the date hereof, no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention, seizure or similar action of any such Product are pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiary. As of the date hereof, neither the Company nor the Subsidiary has received any notice from a Regulatory Authority or other Governmental Authority that any Product distributed or sold by or on behalf of the Company or the Subsidiary cannot be developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported substantially in the manner presently performed or contemplated by or on behalf of the Company or the Subsidiary.

(e)           All preclinical and clinical investigations sponsored or conducted by or on behalf of the Company and the Subsidiary have been and are being conducted in material compliance with all applicable Laws and other requirements, including good clinical practices requirements, other FDA Laws, applicable research protocols, corrective action plans, and federal and state laws, rules, regulations relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. No clinical trial sponsored or conducted by or on behalf of the Company or the Subsidiary has been terminated, materially delayed, limited or suspended prior to completion by the FDA, any other applicable Regulatory Authority, or any institutional review board that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable Regulatory Authority, nor any institutional review board that has or has had jurisdiction over a clinical trial conducted or sponsored by or on behalf of the Company or the Subsidiary, has ordered or commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, limit, modify or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or the Subsidiary, or, to the Knowledge of the Company, alleged any violation of any FDA Law in connection with any such clinical trial.

Section 2.29          Healthcare and Other Regulatory Compliance

(a)            Neither the Company, the Subsidiary, nor any of their officers, directors, managing employees (as such terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or the Subsidiary, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal Health Care Program Laws.

(b)            Neither the Company, the Subsidiary, nor any of their officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or the Subsidiary (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “SSAˮ); (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense. “Federal Health Care Programˮ has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.

(c)            Neither the Company, the Subsidiary, nor any of their officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or the Subsidiary has engaged in any activity that is in violation of, or is cause for civil or criminal penalties, mandatory or permissive exclusion from a Federal Health Care Program or other administrative sanction under, the federal Medicare or federal or state Medicaid statutes, Section 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAAˮ) (e.g., 18 U.S.C. §§ 1035 and 1347), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), or related regulations, or any other Laws that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients, including all state laws analogous to the foregoing (collectively, “Federal Health Care Program Lawsˮ), including the following:

(i)         knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)          knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment

(iii)         knowingly and willfully soliciting, arranging or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for or in connection with referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iv)         knowingly and willfully offering, arranging or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (B) to purchase, lease or order, or arrange for or recommend purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complied with applicable statutory or regulatory safe harbors; and

(v)          any other activity that violates any Law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(d)           To the Knowledge of the Company, no Person has filed or has threatened to file against the Company or the Subsidiary an action relating to any FDA Law or Federal Health Care Program Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(e)            To the Knowledge of the Company, neither the Company nor the Subsidiary are in violation of the administrative simplification provisions of HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or the regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy and Security Regulationsˮ), and the Company and the Subsidiary have operated its business in compliance in all material respects with all applicable Federal Privacy and Security Regulations that govern the maintenance, use, disclosure or transmission of Protected Health Information (as that term is defined under Federal Privacy and Security Regulations) by the Company and the Subsidiary in connection with the operation of its business. To the Knowledge of the Company, the Company and the Subsidiary are not under investigation by a United States governmental or regulatory authority for a violation of HIPAA or the applicable Federal Privacy and Security Regulations. To the Knowledge of the Company, the Company and the Subsidiary, each, are not a “covered entity” as that term is defined in HIPAA. At all times since January 1st, 2018, the Company and the Subsidiary have been in compliance in all material respects with applicable federal and state data breach Laws.

(f)             To the extent the Company and the Subsidiary provides to customers or others reimbursement coding or billing advice regarding products offered for sale by the Company and the Subsidiary and procedures related thereto, such advice is (i) true, complete and correct; (ii) in compliance with Medicare and other Federal Health Care Program Laws; (iii) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD-10-CM) and other applicable coding systems; (iv) includes a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines; and (v) has been independently verified as supporting accurate claims for reimbursement by federal, state and commercial payors.

(g)           To the extent the Company and the Subsidiary have sales of the ApiFix System in the United States, the Company and the Subsidiary have adopted a code of ethics and have an operational healthcare compliance program consistent in all material respects with the Compliance Program Guidance published by the Office of Inspector General, U.S. Department of Health and Human Services, which governs all employees, including sales representatives and their interactions with their physician and hospital customers.

(h)           Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiary, taken as a whole, (i) all agreements or other arrangements between the Company or the Subsidiary on the one hand and any physician on the other hand for services are in writing, describe bona fide services required by the Company or the Subsidiary provide for compensation that is no more than fair market value for such services determined as of the effective date of such agreement, and are in material compliance with the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) (“AKSˮ); (ii) all agreements or arrangements with health care professionals for services to or investments in the Company or the Subsidiary, directly or indirectly, to which the Company or the Subsidiary is a party as of the date of this Agreement are listed on Schedule 2.29, including true, complete and correct details as to amounts paid thereunder in 2017, 2018, 2019 and 2020; (iii) all payments made and things of value provided by the Company or the Subsidiary to any health care professional for services rendered by such health care professional have been made at fair market value determined as of the effective date of any such agreement and are in material compliance with AKS; and (iv) all such agreements, arrangements, payments and things of value are in compliance in all material respects with all applicable Laws, including all Federal Health Care Program Laws.

(i)            The Company and the Subsidiary have timely, accurately, and completely reported all payments and transfers of value made to physicians and teaching hospitals, as required by the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and the Company and the Subsidiary are in full compliance with all analogous state laws requiring the reporting of financial interactions with health care providers.

(j)             The Company, the Subsidiary, and any Person acting on their behalf have complied with all applicable privacy laws, all of the Company’s and the Subsidiary’s applicable policies and notices, and all of the Company’s and Subsidiary’s contractual obligations regarding the protection, collection, transfer (including cross-border) and handling of personal information. Neither the Company nor the Subsidiary have received any notice of any material claims (including notice from third parties acting on its behalf) of, or been subject to any proceedings concerning, the violation of any privacy laws, applicable privacy policies, or contractual commitments with respect to personal information. To the knowledge of the Company, there are no facts or circumstances that could form the basis of any such notice or claim. None of the Company’s or the Subsidiary’s publicly-facing statements or notice regarding its collection and treatment of personal information are materially misleading or materially deceptive.

(k)            To the Knowledge of the Company, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any personal information in the possession or control of the Company or the Subsidiary, or collected, used or processed by or on behalf of the Company or the Subsidiary, and the Company and the Subsidiary have not provided or been required to provide any notices to any person in connection with a disclosure of personal information. Except as set forth on Schedule 2.29(k), the Company and the Subsidiary have taken commercially reasonable actions to safeguard the data and personal information in its possession or control. Neither the Company, the Subsidiary, nor any third party acting at the direction or authorization of the Company or the Subsidiary has paid (i) any perpetrator of any data breach incident or cyber-attack related to such data breach incident or cyber-attack or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack related to such data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or third party.

Section 2.30         Product Warranty. Each product manufactured, sold, leased, delivered or distributed (including the featured and functionality offered thereby) or service provided or rendered by the Company or the Subsidiary complies in all material respects with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by the Company or the Subsidiary and is not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable terms and conditions for such Product or Service, and the Company and the Subsidiary do not have any material liability for replacement, repair or other damages in connection with such product or service. Except as provided in Schedule 2.30, the Company and the Subsidiary do not contemplate any change in the design, manufacturing process or materials necessary or desirable in the ApiFix System following Closing.

Section 2.31         Privacy and Data Protection. Except as set forth in Schedule 2.31, the Company and the Subsidiary have at all times complied in all material respects with all applicable laws relating to privacy, data protection and the collection and use of personal information in the possession or control of the Company or the Subsidiary during the course of its operations, including but not limited to the Israeli Privacy Protection Regulations (Data Security), 5777-2017.

Section 2.32         Disclosure. Neither this Agreement (including all the exhibits and schedules hereto), the Related Documents, nor any certificates made or delivered in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact relating to the Company or the Subsidiary necessary to make the statements herein or therein not misleading to a reasonable person in light of the circumstances under which they were made.

Section 2.33        No Other Representations and Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules), the Company has not made or makes any other express or implied representation or warranty, either written or oral, including without limitation, any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its Representatives (including any information, documents or material made available in the Data Room – Project ATLAS, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE ii.a

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules attached hereto, each of the Sellers hereby severally and not jointly represent and warrant, solely with respect to such Seller and the Securities held by such Seller, to the Purchaser, as of the date of this Agreement, that each statement contained in Article II.A is true and correct:

Section 2.34         Ownership; Good Title; Encumbrances. Each Seller is the record and beneficial owner of, and has good and valid title to, the Shares set forth next to such Seller’s name on Schedule 2.34 attached hereto, free and clear of all Encumbrances, and there are no restrictions on the Seller’s right (under such Seller’s respective constitutional documents, Law or otherwise) to transfer the Shares to the Purchaser pursuant to this Agreement. Except as set forth in Schedule 2.34 attached hereto, such Seller is not a party to (a) any option, warrant, purchase right or other commitment (other than this Agreement) that could require such Seller or, after the Closing, the Purchaser, to sell, transfer or otherwise dispose of any of the Shares, or (b) any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Shares. Assuming the Purchaser has the requisite power and authority to be the lawful respective owner of the Shares, upon delivery to the Purchaser at the Closing of the duly executed Share Transfer Deeds and the Shareholder’s Register, and the Purchaser’s payment of the Closing Purchase Price, good and valid title to the Shares of such Seller shall pass to the Purchaser, free and clear of any Encumbrances other than those arising from acts of the Purchaser.

Section 2.35         Authority; Execution and Delivery; Enforceability. Each of the Sellers has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Sellers of this Agreement has been, and in the case of the Related Documents to which such Seller will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been, and the consummation of the transactions contemplated by the Related Documents to which such Seller will be a party will be when delivered, duly authorized by all requisite action on the part of such Seller. This Agreement has been, and upon its execution and delivery each of the Related Documents to which such Seller will be a party will be, duly and validly executed and delivered by such Seller. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which such Seller will be a party will constitute, assuming that this Agreement and each of the Related Documents to which the Purchaser will be a party have been duly authorized, executed and delivered by the Purchaser, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

Section 2.36          No Conflict; Consents.

(a)           Except as set forth on Schedule 2.36(a), as of the date hereof, the execution, delivery and performance of this Agreement by each of the Sellers, and the consummation by such Seller of the transactions contemplated hereby, will not, (i) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default under any Contract to which such Seller is a party or by which such Seller or any of its respective properties or assets are bound, (ii) violate any Law applicable to such Seller or by which any of its respective properties or assets are bound.

(b)           As of the date hereof, the execution, delivery and performance of this Agreement by each of the Sellers, or any transaction contemplated by this Agreement, will not require any consent, waiver, approval, or authorization, or filing or notification to, any Governmental Authority or other Person; except for such corporate approvals previously obtained by such Seller.

Section 2.37         Investment Intent. Each Seller is acquiring KIDS Stock sold to such Seller for such Seller’s own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the KIDS Stock in a manner that would violate the registration requirements of the Securities Act or any similar provisions of any applicable Law. Each Seller agrees that any KIDS Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.

Section 2.38        No Other Representations and Warranties. Except for the representations and warranties contained in this Article II.A, none of the Sellers has made or makes any other express or implied representation or warranty, either written or oral.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers, as of the date of this Agreement, that each statement contained in this ARTICLE III is true and correct as it pertains to Purchaser.

Section 3.1            Incorporation and Authority of the Purchaser. The Purchaser is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the State of Delaware. The Purchaser has all corporate power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted. The Purchaser is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.2           Authority; Execution and Delivery; Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement has been and, in the case of the Related Documents to which it will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it will be a party will be when delivered, duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon its execution and delivery each of the Related Documents to which the Purchaser will be a party will be, duly and validly executed and delivered by the Purchaser. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Purchaser will be a party will constitute, assuming that this Agreement and each of the Related Documents to which the Company, the Sellers’ Representative and/or the Sellers will be a party have been duly authorized, executed and delivered by such Sellers’ Representative, the Sellers, and the Company as applicable, a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity). As part of the approvals required in connection with this Agreement and the Related Documents, Purchaser has approved and adopted the current option plan of the Company and that any KIDS Stock to be issued to the Option Holders on account of the Purchase Price shall be issued pursuant to such approved and adopted option plan as the sole remaining obligation pursuant to such plan and Purchaser has provided Sellers’ Representative evidence of its approval.

Section 3.3            No Conflict; Consents.

(a)            The execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, will not (i) violate any provision of the certificate of incorporation or by-laws (or other comparable governing documents) of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any of the terms, conditions or provisions of any Contract, to which the Purchaser is a party or by which any of its properties or assets are bound or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.5(b) and/or Section 3.3(b), violate any Law applicable to such Purchaser or by which any of its properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of Purchaser to conduct its business as currently conducted.

(b)          Except as set forth on Schedule 3.3(b), the execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, except for (i) as may be required as a result of any facts or circumstances related to the Sellers, the Sellers’ Representative or the Company and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of the Purchaser to conduct its business as currently conducted or prevent or materially impair or delay the Purchaser’s ability to consummate the transactions contemplated hereby.

(c)            Neither the Purchaser, nor any of its respective Affiliates, owns interests in any Person or is aware of any facts or circumstances pertaining to such Purchaser or its respective Affiliates (including any possible other transaction pending or under consideration by such Purchaser of any of its respective Affiliates) which (i) reasonably could be expected to prevent or materially impair or delay (A) the ability of such Purchaser to obtain the consents, authorizations, orders or approvals set forth on Section 2.5(b) and/or Section 3.3(b) or (B) the consummation of the transactions contemplated by this Agreement or (ii) could cause a Governmental Authority to seek to or impose a condition or conditions that could prevent or materially impair or delay the consummation of the transactions contemplated hereby.

Section 3.4            Litigation. Except as disclosed in the Purchaser SEC Documents at least five (5) Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature:

(a)            As of the date hereof, there is no Proceeding pending against the Purchaser or any of its subsidiaries. To the Knowledge of the Purchaser, there is no Proceeding threatened against either the Purchaser, its subsidiaries or any of its business or assets that (i) involves a claim in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) or (ii) involves a claim for an unspecified amount which would have a Purchaser Material Adverse Effect.

(b)           Since January 1, 2017, there has been no Proceeding against the Purchaser that (i) resulted in the Purchaser incurring any fine, penalty or expense in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00), (ii) resulted in the grant of any Order imposing any obligation on the Purchaser which has not been fully performed or discharged or (iii) which had or is reasonably expected to have a Purchaser Material Adverse Effect. To the Knowledge of the Purchaser, there has been no occurrence of any fact, circumstance or condition that could reasonably be expected to result in any Proceeding affecting the ability of either of the Purchaser to conduct its business as currently conducted or with a potential exposure to the Purchaser of any fine, penalty or expense which would or could reasonably be expected to have a Purchaser Material Adverse Effect. To the Knowledge of the Purchaser, there are no outstanding Orders by which the Company or any of its assets or properties are subject to or bound.

Section 3.5 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)            Purchaser has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017 (the “Purchaser SEC Documents”). True, correct, and complete copies of all the Purchaser SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Purchaser SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents. None of the Purchaser SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Purchaser, none of the Purchaser SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Purchaser SEC Documents. None of Purchaser’s subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)            Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Purchaser SEC Documents (the “Purchaser Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) have been prepared in accordance with GAAP consistently applied during the periods involved (subject, in the case of interim financial statements, to normal adjustments which will not be material in nature or amount to the Purchaser) and (ii) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Purchaser as of the dates and for the periods indicated therein (subject, in the case of interim financial statements, to normal adjustments which will not be material in nature or amount to the Purchaser).

(c)            There are no Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, of the Purchaser other than any such Liabilities (i) reflected in, reserved against or otherwise disclosed in the Purchaser Financial Statements or the notes thereto, or (ii) incurred since the date of the latest interim financial statement of Purchaser in the ordinary course of business of the Purchaser consistent with past practice (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arises out of any Proceeding).

(d)            Purchaser is in compliance with all of the applicable listing and corporate governance rules of the NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 3.6           No MAE. Except as disclosed in the Purchaser SEC Documents at least five (5) Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature, since January 1, 2019, there has been no Purchaser Material Adverse Effect and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Purchaser Material Adverse Effect;

Section 3.7            Issuance of OrthoPediatrics Stock. The Closing OrthoPediatrics Stock, as well as the KIDS Stock to be issued in the framework of the Second Year Payment, Third Year Payment, Fourth Year Payment and System Sales Payment will, when issued, shall be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. The Closing OrthoPediatrics Stock as well as the KIDS Stock to be issued in the framework of the Second Year Payment, Third Year Payment, Fourth Year Payment and System Sales Payment, will be issued in compliance with all applicable state and securities laws governing private placements. Assuming each Seller’s representations contained under Section 2.37 herein are true and accurate and each Seller complies with its obligations under Section 4.7 herein, the issuance of the Closing OrthoPediatrics Stock as well as the KIDS Stock to be issued in the framework of the Second Year Payment, Third Year Payment, Fourth Year Payment and System Sales Payment pursuant to this Agreement to such Seller is and will be exempt from registrations provisions of the Securities Act and the registration and qualification provisions of all applicable state securities laws.

Section 3.8            Capital Structure. The authorized capital stock of Purchaser consists of: (i) 50,000,000 shares of common stock (the “Purchaser Common Stock”); and (ii) 5,000,000 shares of preferred stock, par value $0.00025 per share, of Purchaser (the “Purchaser Preferred Stock”). As of the date of this Agreement: (A) 16,883,660 shares of Purchaser Common Stock were issued and outstanding (not including shares to be issued hereunder); (B) zero shares of Purchaser Common Stock were issued and held by Purchaser in its treasury; and (C) no shares of Purchaser Preferred Stock were issued and outstanding or held by Purchaser in its treasury. All of the outstanding shares of capital stock of Purchaser are duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No subsidiary of Purchaser owns any shares of Purchaser Common Stock.

Section 3.9            Brokers and Finders. Except as set forth on Schedule 3.9, as of the date hereof, the Purchaser has not, nor has any of its respective Affiliates employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

Section 3.10         No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither the Purchaser nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Purchaser, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchaser furnished or made available to Sellers and their Representatives (including any information, documents or material made available through document exchange, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Purchaser, or any representation or warranty arising from statute or otherwise in law.

Section 3.11       Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in ARTICLE II and ARTICLE II.A of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in ARTICLE II and ARTICLE II.A of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE IV
CERTAIN COVENANTS

Section 4.1            Confidentiality. From the date of this Agreement until the three (3) year anniversary of the Closing Date, except as required by any applicable Law or legal process or order by or filing to a Governmental Authority, the Sellers and the Sellers’ Representative shall treat and hold all Confidential Information as confidential and refrain from using any of the Confidential Information (except in connection with this Agreement). Notwithstanding the foregoing sentence, except as required by applicable Law or legal process or order by or filing to a Governmental Authority or according to the rules or regulations of any United States or foreign securities exchange, the Sellers and the Sellers’ Representative shall treat and hold any Confidential Information which is a trade secret (as defined by Delaware state law as of the date hereof) as confidential and refrain from using such trade secret (except in connection with this Agreement) for so long as such Confidential Information remains a trade secret. In the event that any of the Sellers or the Sellers’ Representative is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person shall, if feasible, notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is required to disclose any Confidential Information, such Person may disclose the Confidential Information; provided, however, that such Person shall use reasonable best efforts to obtain, at the request and sole expense of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. The foregoing provisions of this Section 4.1 shall not apply to such information that (i) is known or becomes known to the public in general, including pursuant to public disclosure as set forth in Section 4.2 below, (ii) is or has been made known or disclosed to such Major Shareholders by a third party without, to such Major Shareholder’s knowledge, a confidentiality obligation to the Company or Purchaser.

Section 4.2            Publicity. The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby. No party shall, and no party shall permit such party’s Representatives, Affiliates, or Affiliates’ Representatives to, issue any press release or otherwise make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser or the Sellers’ Representative, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the press release or public announcement shall allow the other parties reasonable time, if feasible, to comment on such release or announcement in advance of such issuance. The provisions hereof shall survive termination of this Agreement prior to Closing.

Section 4.3          Directors’ and Officers’ Indemnification. Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person (other than any indemnification for a claim brought by or on behalf of a Seller) who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in any organizational or governing document of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and listed on the Disclosure Schedule hereto, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. The obligations of the Purchaser and the Company under this Section shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section applies shall be third-party beneficiaries of this Section, each of whom may enforce the provisions of this Section). In the event the Purchaser, the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as the case may be, shall assume all of the obligations set forth in this Section. Purchaser acknowledges that prior to the Closing, the Company shall purchase a pre-paid directors’ and officers’ liability run-off insurance, covering events that occurred prior to the Closing Date, for a period of at least seven (7) years from the Closing Date providing coverage in amounts and scope at least equal to those provided by the Company’s current director and officer insurance policy (the “Run-Off Policy”), and Purchaser shall not make or cause the Company to make following the Closing any actions which shall adversely affect such Run-Off Policy.

Section 4.4            Employee Benefits.

(a)            From the Closing Date and until not less than twelve (12) months following the Closing, subject to applicable Law, the Purchaser shall cause the Company to maintain and perform all material obligations in connection with the Benefit Plans and other agreements set forth in Schedule 2.11(A)(a) and Schedule 2.11(B)(a) that have accrued or otherwise become vested, earned or due as a result of, or prior to, the Closing. Provided, however, nothing herein shall prevent the Purchaser from causing the Company to amend the terms of any Benefit Plan, to the extent permitted by ERISA, the Code and applicable law, including but not limited to the right to amend, to alter, to freeze, to merge, or to terminate such Benefit Plan. The Purchaser acknowledge and agree that the Purchaser shall continue to provide any coverage required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code with respect to any of the Benefit Plans maintained by the Company.

(b)            The parties acknowledge that (i) the transactions contemplated under this Agreement shall not, by themselves, constitute a termination of employment of any employee of the Company and (ii) the terms set forth in this Section 4.4 do not create any right in any Company Employee or other Person to continued employment with the Company, the Purchaser or any of their respective Affiliates. The Purchaser shall be responsible for all severance or termination Liabilities related to the termination of employment of any Company Employee on or after the Closing Date.

Section 4.5            Non-Competition; Non-Solicitation.

(a)           For a period of forty-eight (48) months commencing on the Closing Date (the “Restricted Period”), each Restricted Seller shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the business of research, development, consulting, manufacture, sale, licensing, and distribution of any vertebral body tether and/or other non-fusion Adolescent Idiopathic Scoliosis product(s) (the “Restricted Business”) in the Territory (as defined below in this section); (ii) have any interest in any entity that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) of the Business and customers or suppliers of the Business. Notwithstanding the foregoing, each Restricted Seller or any of its Affiliates, respectively, may own, directly or indirectly, solely as an investment, securities of any entity if such Seller is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own ten percent (10%) or more of any class of securities of such entity. “Territory” shall mean worldwide, including the United States and all other countries outside of the United States.

(b)            During the Restricted Period, each Seller shall not (and shall cause its Affiliates to not), directly or indirectly, hire or solicit any person who is or was employed in the Business at any point during the period beginning ninety (90) days prior to the Closing Date and continuing through the end of the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, this subsection (b) shall not restrict any Seller who is not a Restricted Seller from hiring through a general solicitation not specifically targeted at the employees described herein.

(c)            During the Restricted Period, each Restricted Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Business or potential clients or customers of the Business for purposes of diverting their business or services from the Company or Purchaser.

(d)           Each Seller acknowledges that a breach or threatened breach of this Section 4.5 may give rise to irreparable harm to the Purchaser, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, the Purchaser may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)            Each Seller acknowledges that the restrictions contained in this Section 4.5 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 4.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 4.6           Taxes. Immediately prior to the Closing, the Company shall prepare and file with the ITA, an application for a ruling from the ITA that confirms that: (a) the deposit with the Section 102 Trustee of any consideration payable to holders of Section 102 Options hereunder subject to the statutory holding period and other requirements under Section 102 of the Israeli Tax Code and the rules and regulations promulgated thereunder, as amended (“Section 102”) will not result in a requirement for an immediate Israeli Tax payment or affect the Tax treatment of such Section 102 Options and that the Israeli taxation will be deferred until completion of such statutory holding period and release of such consideration; (b) the payment of the Purchase Price or any portion thereof upon the cancellation of the Options as detailed in Section 1.1 above will not constitute a violation of Section 102 as long as such consideration is deposited with the Section 102 Trustee (the “Option Tax Ruling”). Subject to the terms and conditions hereof, the parties shall cooperate to promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable law to obtain the Option Tax Ruling as promptly as practicable.

Section 4.7            Rule 144.

(a)           Compliance with Laws. Each Seller covenants that the shares of KIDS Stock to be issued hereunder may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities Laws. In connection with any transfer of the shares other than (i) pursuant to an effective registration statement, (ii) to the Purchaser or (iii) pursuant to Rule 144 (provided that the transferor provides the Purchaser with reasonable assurances (in the form of seller and broker representation letters) that such securities may be sold pursuant to such rule), the Purchaser may require the transferor thereof to provide to the Purchaser, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Purchaser, the form and substance of which opinion shall be reasonably satisfactory to the Purchaser, to the effect that such transfer does not require registration of such transferred shares under the Securities Act.

(b)           Legends. The book entry representing the shares of KIDS Stock to be issued hereunder shall be restricted with a stop order in substantially the following form, until such time as they are not required under Section 4.7(d) or applicable law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF SELLER AND BROKER REPRESENTATION LETTERS) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE). NO REPRESENTATION IS MADE BY THE ISSUER AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THESE SECURITIES.

(c)            In order to enable the Sellers to sell the Shares under Rule 144 of the Securities Act, for a period of six (6) months following any issuance of shares of KIDS Stock hereunder, the Purchaser shall maintain the registration of the KIDS Common Stock under Section 12(b) or 12(g) of the Exchange Act and timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Purchaser after the date hereof pursuant to the Exchange Act. During such six (6) month period, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Sellers and make publicly available the information described in Rule 144(c)(2), if the provision of such information would allow resales of the shares of KIDS Stock issuable hereunder pursuant to Rule 144.

(d)            Removal of Legends. The stop order set forth in Section 4.7(a) above shall be removed if (i) such shares are registered for resale under the Securities Act, or (ii) such shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Purchaser). Following the satisfaction of the conditions set forth in clauses (i) or (ii), the Purchaser shall instruct its transfer agent to remove the stop order from the shares and shall cause its counsel to issue any legend removal opinion required by the transfer agent within two (2) trading days following a Seller’s delivery of proper transfer instruction and a proper representation letter to Purchaser or its transfer agent with content reasonably required by Purchaser’s counsel.

(e)            Acknowledgement. Each Seller hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Shares or any interest therein without complying with the requirements of the Securities Act.

ARTICLE V
TAX MATTERS

Section 5.1            Tax Returns; Refunds.

(a)           Following the Closing, Purchaser shall cause the Company or any applicable subsidiary to timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all Tax Returns required to be filed with respect to the Company or such subsidiary with respect to any taxable period ending on or prior to the Closing Date (such Tax Returns, “Pre-Closing Tax Returns”). All Pre-Closing Tax Returns shall be prepared on a basis consistent with past practice and prior Tax reporting positions (except as otherwise required by applicable Law), and the Purchaser shall provide the Sellers’ Representative, at least twenty (20) calendar days prior to the applicable deadline for filing any such Tax Return (and in any event at least twenty (20) calendar days prior to the actual filing of any such Tax Return), a copy of such Tax Return for the Sellers’ Representative’s review and comment, along with any related tax notices and audits for such Pre-Closing Tax Period. The Purchaser shall make all changes reasonably requested by Sellers’ Representative to such Tax Returns. The Purchaser shall forward to the Sellers’ Representative any tax notices or audits received in connection with the Pre-Closing Tax Returns promptly following receipt thereof. The Purchaser shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all Tax Returns required to be filed after the Closing Date with respect to the Company

(b)           The Sellers shall have responsibility for, and shall pay or cause to be paid when due, any and all Taxes relating to the Company and the Subsidiary for or relating to any Tax period (or portion thereof) ending on or before the Closing Date and relating to any Straddle Periods. For purposes of this Agreement, all Taxes and Tax liabilities with respect to the income, assets or activities of the Company or the Subsidiary that relate to any Straddle Period will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes other than those based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, on a per diem basis, allocating to the Pre-Closing Tax Period the amount of any such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on Closing Date, and the denominator of which is the total number of calendar days in the entire Straddle Period; and (b) in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the amount attributable to a Pre-Closing Tax Period ending on the Closing Date shall be determined on the basis of a closing of the books as of the close of business on the Closing Date.

(c)            Any Tax refunds that are received by the Purchaser or the Company, and any amounts credited against Tax to which the Purchaser or the Company become entitled, that relate to Pre-Closing Tax Periods and are attributable to Transaction Tax Deductions shall be for the account of the Sellers, and the Purchaser shall pay over to the Payment Agent (for the benefit of the Sellers) any such refund or the amount of any such credit (net of costs and expenses incurred in connection therewith after the Closing Date by any the Company and/or the Purchaser) within ten (10) days after receipt thereof or entitlement thereto. In addition, if the Purchaser or the Company realizes any reduction in its Liability for Taxes with respect to any taxable period (or portion thereof) ending after the Closing Date resulting, directly or indirectly, from a Transaction Tax Deduction, the Purchaser shall pay the amount of such reduction (net of costs and expenses incurred in connection therewith by the Company and/or the Purchaser) to the Sellers’ Representative (for the benefit of the Sellers) within ten (10) days after actually realizing such reduction. The Purchaser or the Company shall be deemed to actually realize a reduction in its Taxes as of the date the Tax Return that reflects such reduction is actually filed and based on a with/without calculation taking into account such Transaction Tax Deduction as the last item on the relevant Tax Return. Notwithstanding anything else herein, neither the Purchaser nor the Company shall be required to prepare and file any Tax Return or otherwise arrange its Tax affairs in a manner that maximizes the Tax benefits available as a result of the Transaction Tax Deductions.

Section 5.2            Transfer Taxes.

Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes (including all applicable real estate transfer taxes) imposed by or payable to any jurisdiction or any Governmental Authority arising from the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser. All necessary Tax Returns with respect to all such Transfer Taxes shall be filed by, and the relevant Transfer Tax shall be remitted by, the party required to do so under applicable Law or the administration thereof. The parties shall make such payments to each other party as necessary to affect the first sentence of this Section 5.2. For the avoidance of doubt, Transfer Taxes do not include income Taxes.

Section 5.3            Cooperation; Records Retention.

(a)            The Company, Sellers’ Representative if applicable and the Purchaser shall reasonably cooperate, in preparing and filing all Tax Returns or amended Tax Returns, resolving all disputes and audits relating to Taxes, determining any Tax liability or right to refund of Taxes or effectuating the terms of this Agreement, including by provision of any required power-of-attorney (or other form of authorization) and maintaining and making available to each other all records necessary in connection with Taxes.

(b)            The Purchaser shall retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of the Company until the expiration of the later of (i) the seventh anniversary of the Closing Date or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof. Thereafter, the Purchaser shall not destroy or dispose of any such Tax Returns, schedules, work papers or any other material records or other documents relating thereto without giving written notice to the Sellers’ Representative of such pending destruction or disposal and offering the Sellers’ Representative the right to copy such documents and information. The Purchaser shall be entitled to destroy or dispose of any such Tax Returns, schedules, work papers and all material records and other documents relating thereto described in such notice if the Sellers’ Representative fails to request copies thereof within ninety (90) days after receipt of the notice described in this Section 5.3.

Section 5.4           Conduct After Closing. Without the prior consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, (i) except as otherwise required by applicable Law (the Purchaser shall notify the Sellers’ Representative in the event the Purchaser has determined that such requirement applies), the Purchaser shall not, and shall not permit its Affiliates to, take any action on the Closing Date or after the Closing that could reasonably be expected to affect the Tax Liability of the Sellers or any of their Affiliates (including the Company) for any taxable year or period (or portion thereof) ending on or prior to the Closing Date, and (ii) except as provided in Section 5.1(a) or as otherwise required by applicable Law (the Purchaser shall notify the Sellers’ Representative in the event Purchaser have determined that such requirement applies), the Purchaser shall not file or cause or permit the Company to file any amended Tax Return, or take any action relating to a Tax Return (including the provision of an extension of the period of limitations for assessment of any Tax), with respect to any period ending on or prior to the Closing Date, make any Tax election or effect any change in Tax accounting method affecting any such period. Notwithstanding the foregoing, the Purchaser may make an election under Section 338 of the Code and the Treasury Regulations thereunder with respect to the transactions contemplated by this Agreement.

Section 5.5            Tax Proceedings.

(a)           Purchaser shall notify the Sellers’ Representative in writing within a reasonable time after receipt after the Closing by Purchaser, the Company or any subsidiary of any written notice of a Tax proceeding that could give rise to a claim for indemnification under this Article 5, provided, however, that in the event that Purchaser fails to timely give such notice to the Sellers’ Representative with respect to a Tax proceeding, Sellers shall not be relieved of their obligation to indemnify any Purchaser Indemnified Parties for Losses that arise as a result of such Tax proceeding unless Purchaser’s failure to timely give such notice to the Sellers’ Representative materially prejudices any of the Sellers.

(b)           Subject to the other provisions of this Article 5, Purchaser shall have the right to control the conduct of any such Tax proceeding (subject to any indemnification obligations under ARTICLE VI). Purchaser shall keep the Sellers’ Representative informed of all developments in any such Tax proceeding on a timely basis, shall provide to the Sellers’ Representative copies of any and all correspondence received from the Tax Authority related to such Tax proceeding, and shall provide the Sellers’ Representative with the opportunity to attend conferences, hearings and other meetings with or involving the Tax Authority, and to review and provide comments with respect to written responses provided to the Tax Authority with respect to such Tax proceeding. Further, Purchaser shall consult with the Sellers’ Representative before taking any significant action in connection with such Tax proceeding and Purchaser must give good faith consideration to the impact of the taking of any significant action in connection with such Tax proceeding on the indemnification obligations of the Indemnifying Parties. Subject to the foregoing, Purchaser shall have the right to settle, adjust or otherwise resolve such Tax proceeding without consent of the Sellers’ Representative, except that if such settlement, adjustment or other resolution of the Tax proceeding would be reasonably expected to give rise to a claim for indemnification under ARTICLE VI, Purchaser shall not agree to such settlement, adjustment or other resolution of the Tax proceeding without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, the Sellers’ Representative shall have the right to require Purchaser, the Company or any subsidiary to contest any Tax proceeding that could give rise to a claim for indemnification under ARTICLE VI and, if so requested by the Sellers’ Representative, Purchaser, the Company or a subsidiary, as applicable, shall in good faith contest such Tax proceeding in accordance with the provisions of this Section 5.5.

(c)           The Sellers’ Representative shall be permitted to dispute any items in any Pre-Closing Tax Returns by providing to Purchaser written description (a “Dispute Notice”) of the items in such Pre-Closing Tax Returns that the Sellers’ Representative disputes within twenty (20) Business Days following the delivery to the Seller’ Representative of such Pre-Closing Tax Returns and the related documents. If the Seller’ Representative does not provide a Dispute Notice with respect to a Pre-Closing Tax Returns to Purchaser within twenty (20) Business Days following the delivery to the Sellers’ Representative of such Pre-Closing Tax Returns and the related documents, the Sellers’ Representative shall be deemed to have accepted and agreed to such Pre-Closing Tax Returns in the form provided, and Purchaser shall thereafter cause such Pre-Closing Tax Returns to be timely filed by the Company or applicable subsidiary. If the Seller’s Representative timely delivers to Purchaser a Dispute Notice with respect to a Pre-Closing Tax Returns, the Seller’s Representative and Purchaser agree to consult with each other and to negotiate in good faith the issues raised in the Dispute Notice to permit the filing of such Pre-Closing Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and meeting to discuss their respective positions. In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of the Dispute Notice, the Seller’s Representative and Purchaser shall jointly request an independent professional accounting firm (the “Accounting Firm”) to resolve any issue in dispute at least five (5) Business Days before the due date of such Pre-Closing Tax Returns, in order that such Pre-Closing Tax Returns may be timely filed. The Accounting Firm shall make a determination with respect to all disputed issues no later than five (5) Business Days before the due date (including extensions) for the filing of the Pre-Closing Tax Returns in question, and Purchaser shall cause the Company or subsidiary, as applicable, to file such Pre-Closing Tax Returns on the due date (including extensions) therefor in a manner consistent with the determination of the Accounting Firm. The determination of the Accounting Firm shall be binding on all parties; provided that any such determination shall be limited to the resolution of issues in dispute. Notwithstanding the foregoing, in the event that the Accounting Firm is unable to make a determination with respect to all disputed items by the due date (including extensions) for the filing of the Pre-Closing Tax Returns in question, Purchaser is authorized to cause the Company or its Subsidiary, as applicable, to file such Pre-Closing Tax Returns on the last date prescribed by Law (including extensions) for filing such Pre-Closing Tax Returns, and if any change is thereafter required to be made to such Pre-Closing Tax Returns as a result of the Accounting Firm’s determination of the disputed issues, the Purchaser shall cause the Company or its Subsidiary, as applicable, to amend such Pre-Closing Tax Returns to reflect the changes required as a result of the Accounting Firm’s determination. The fees and disbursements of the Accounting Firm shall be borne by the party that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Firm.

(d)           In addition to the Straddle Returns prepared by Purchaser pursuant to this Section 5.5, Purchaser shall also submit to the Sellers’ Representative, together with each Straddle Return, a proposed allocation of the Taxes with respect to such Straddle Period for which the Shareholders are responsible (“Shareholders’ Straddle Period Allocation”), and the dispute resolution mechanism set forth in this Section 5.5 shall also apply with respect to such proposed Shareholder’s Straddle Period Allocation. Under no circumstances shall Purchaser, the Company or any Subsidiary amend any Pre-Closing Tax Returns or any other return of the Company or any of its Subsidiaries with respect to any Taxable Period that ends on or before the Closing Date without the prior written consent of the Sellers’ Representative, and none of Purchaser, the Company or any subsidiary shall amend any Straddle Return without the prior written consent of the Sellers’ Representative if such amendment could give rise to an indemnification obligation of Sellers under ARTICLE VI, in each case unless otherwise required under applicable Law.

(e)            To the extent that control or settlement rights with respect to a Tax proceeding pursuant to this Section 5.5 may overlap with a control or settlement right under ARTICLE VI, the provisions of this Section 5.5 shall govern with respect to the procedure relating to such Tax proceeding control or settlement right, however any payment of indemnification hereunder shall be governed by the terms set forth under ARTICLE VI.

ARTICLE VI
INDEMNIFICATION

Section 6.1            Survival. Subject to the limitations and other provisions in this Agreement, (i) the representations and warranties set forth in Section 2.2 (Organization; Standing; Qualification and Power), Section 2.3 (Authority; Execution and Delivery; Enforceability), Section 2.4 (Capitalization), Section 2.12 (Taxes), Section 2.21 (Brokers and Finders), and Section 2.34 (Ownership; Good Title; Encumbrance) in this Agreement (the “Fundamental Reps”) shall survive and remain in full force and effect until the expiration of the applicable statute of limitations (including any extensions), (ii) the representations and warranties set forth in Section 3.1 (Incorporation and Authority of Purchaser), Section 3.2 (Authority; Execution and Delivery; Enforceability), Section 3.8 (Capital Structure), Section 3.9 (Brokers and Finders) in the Agreement (the “Purchaser Fundamental Reps”) shall survive and remain in full force and effect until the expiration of the applicable statute of limitations (including any extensions), and (iii) all other representations and warranties set forth in this Agreement, including with respect to the indemnity set forth under Section 6.3(ii)(c) (the “Special Indemnity”), and the right to assert a claim for indemnification with respect thereto pursuant to Section 6.2 or Section 6.3, shall survive the Closing solely for purposes of this ARTICLE VI and shall terminate on the twenty (20) month anniversary of the Closing Date and shall thereafter be of no further force or effect. The covenants and agreements of the parties set forth in this Agreement shall not survive the Closing except with respect to those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the date by which such covenant or agreement is required to be performed. The period for which a representation, warranty, covenant or agreement survives the Closing is referred to herein as the “Survival Period”. The obligations in this ARTICLE VI to indemnify and hold harmless any Indemnified Party, shall terminate and be of no further force or effect, in respect of a breach of any representation or warranty, at the end of the Survival Period and, in respect of a breach of any covenant, when such covenant terminates or expires pursuant to the terms hereof; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have made, before the expiration of the applicable Survival Period, a bona fide claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 6.6 to the Indemnifying Party, and the representation or warranty, covenant or agreement that is the subject of such indemnification claim (and right of the Indemnified Party to indemnification therefor) shall survive with respect to such claim until fully resolved.

Section 6.2            Indemnification by the Purchaser. Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 6.1, 6.4, 6.5, and 6.6), from and after the Closing, the Purchaser shall indemnify and defend the Sellers and their Affiliates and their respective officers and directors (or Persons serving in similar capacities), employees, successors and assigns (the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Seller Indemnified Parties to the extent arising out of:

(a)           any inaccuracy or breach by the Purchaser of any representation or warranty made by the Purchaser in this Agreement or any Related Document; or

(b)           any breach of or failure by the Purchaser to perform or comply with any covenant or agreement of the Purchaser in this Agreement or Related Document.

Section 6.3            Indemnification by the Sellers. Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Sections 6.1, 6.4, 6.5, and 6.6), from and after the Closing:

i.     the Sellers, shall, severally and not jointly, in accordance with their Pro-Rata Portion, indemnify and defend the Purchaser and their Affiliates and their respective officers and directors (or Persons serving in similar capacities), employees, successors and assigns (the “Purchaser Indemnified Parties”) against, and hold the Purchaser Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Purchaser Indemnified Parties to the extent resulting from or arising out of any inaccuracy of or breach by the Company of any representation or warranty made in this Agreement, except for the breach of any Fundamental Reps.

ii.    the Sellers, shall, severally and not jointly, in accordance with their Pro-Rata Portion, indemnify and defend the Purchaser Indemnified Parties against, and hold the Purchaser Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Purchaser Indemnified Parties to the extent resulting from or arising out of:

(a)          any inaccuracy of or breach by the Company of any Fundamental Reps, or any other representation or warranty made by the Company in any Related Document (and for the avoidance of doubt, excluding any Company’s representations and warranties referred to under clause (i) above);

(b)           any breach of or failure by the Sellers’ Representative to perform or comply with any covenant or agreement of such Person in this Agreement or any Related Document; or

(c)           any failure of the Company and/or the Subsidiary to take commercially reasonable actions to safeguard the data and personal information in its possession or control prior to the Closing Date;

iii.    each Seller, shall, severally and not jointly with the other Sellers, indemnify and defend the Purchaser Indemnified Parties against, and hold the Purchaser Indemnified Parties harmless from, and each such Seller shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the Purchaser Indemnified Parties to the extent resulting from or arising out of:

(d)           any inaccuracy of or breach by such Seller of any representation or warranty made by such Seller in this Agreement or any Related Document;

(e)            any breach of or failure by such Seller to perform or comply with any covenant or agreement of such Seller in this Agreement or Related Document.

Section 6.4            Limitations on Indemnification.

(a)            Notwithstanding anything to the contrary set forth in this Agreement:

(i)           the maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers by the Purchaser Indemnified Parties pursuant to Section 6.3(i) (other than with respect to claims for inaccuracy or breach of the Fundamental Reps) and pursuant to the Special Indemnity, in the aggregate, shall be Five Million and 00/100 Dollars ($5,000,000.00);

(ii)          in no event shall the aggregate amount of Losses for which any Seller is obligated to indemnify the Purchaser Indemnified Parties under Section 6.3(ii) exceed its respective Pro Rata Portion of the Purchase Price actually paid to such Seller;

(iii)         in no event shall the aggregate amount of Losses for which any Seller is obligated to indemnify the Purchaser Indemnified Parties under Section 6.3(iii) exceed the amounts of the Purchase Price actually paid to such Seller;

(iv)         the maximum aggregate amount of indemnifiable Losses that may be recovered from the Purchaser by the Seller Indemnified Parties pursuant to Section 6.2(a) (other than with respect to claims for inaccuracy or breach of the Purchaser Fundamental Reps) shall be Five Million and 00/100 Dollars ($5,000,000.00);

(v)          in no event shall the aggregate amount of Losses for which the Purchaser is obligated to indemnify the Seller Indemnified Parties under Section 6.2 exceed the Purchase Price payable to Sellers hereunder, provided however, that with respect to the obligation to pay any portion of the Purchase Price hereunder in accordance with and subject to the provision hereof, there will be no such limitation;

(vi)        the Sellers shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 6.3(i) (other than with respect to claims for inaccuracy or breach of the Fundamental Reps) and the Special Indemnity unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Sellers equals or exceeds Five Hundred Fifty Thousand and 00/100 Dollars ($550,000.00) (the “Basket Amount”), in which case the Sellers shall be liable for all indemnifiable Losses only above the Basket Amount;

(vii)       the Purchaser shall not be liable to any Seller Indemnified Party for any claim for indemnification pursuant to Section 6.2(a) (other than with respect to claims for inaccuracy or breach of the Purchaser Fundamental Reps) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Purchaser equals or exceeds the Basket Amount, in which case the Purchaser shall be liable for all indemnifiable Losses for which it is liable only above the Basket Amount;

(viii)      no Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Purchaser Indemnified Parties in the event of a Purchaser Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement;

(ix)         no Indemnified Party shall be entitled to recover any Loss to the extent that the Loss comprising a claim (or part thereof) with respect to such matter has been included in the calculation of the Closing Net Working Capital Adjustment or otherwise already reduced from the Purchase Price at the Closing in accordance with the provisions hereof; and

(x)          in no event shall an Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, punitive or exemplary damages, except if and to the extent any such damages are actually recovered against an Indemnified Party pursuant to a Third Party Claim.

(b)          Subject to the limitations set forth under the provisions of clause (a) above, Purchaser Indemnified Parties shall recover any Losses for which they are entitled to indemnification pursuant to Section 6.3 from the Sellers as follows:

(i)           First, by way of off-set from any remaining payments of the Purchase Price to be made provided that any such set-off shall be made proportionally from any cash and/or shares of KIDS Stock comprising the applicable payment (Second Year Payment, Third Year Payment, Fourth Year Payment, System Sales Payment, or payment upon an ApiFix Divestiture not yet made) which amounts:

(A)           if sought pursuant to Section 6.3(i), shall be allocated between all Sellers, severally, in accordance with their respective Pro Rata Portions;

(B)            if sought pursuant to Section 6.3(ii), shall be allocated between all Sellers, severally, each from its available Pro Rata Portion; and

(C)           if sought pursuant to Section 6.3(iii), shall deduct only the applicable breaching Seller’s Pro Rata Portion.

(ii)          if there are no further Purchase Price payments remaining to offset, with respect to (A), (B) and (C) above, and (notwithstanding anything herein to the contrary in Section 6.6 below) only following such time when there are no further Purchase Price payments remaining to be paid to the Seller Indemnifying Parties in accordance with the provisions hereof, the Purchaser Indemnified Parties may recover directly from the Seller Indemnifying Parties or any of them, as applicable, subject to the other limitations set forth in this ARTICLE VI.

(c)            The parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims arising from fraud or intentional or willful misconduct) shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives on its own behalf and (in the case of the Purchaser, on behalf of the Purchaser Indemnified Parties (including the Company following the Closing) and in the case of Sellers, on behalf of the Seller Indemnified Parties) to the fullest extent permitted under Law, any and all claims it may have against any of the other parties or their Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith (except for the avoidance of any doubt Key Employees Agreements, Non-Competition Agreements), any Law or otherwise, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.4(b) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, intentional or willful misconduct.

Section 6.5            Computation of Indemnity Payments.

(a)            The amount payable under this ARTICLE VI in respect of any Loss shall be calculated net of any insurance proceeds or other amounts under indemnification agreements with third parties received by the Indemnified Party on account thereof (net of any actual collection costs and reserves, deductibles, premium adjustment and retrospectively rated premiums).

(b)           In the event that an insurance or other recovery is made at any time after an indemnification payment by the Indemnifying Party has been made with respect to any indemnified Loss, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (less the costs of recovery to the Indemnified Party and net of any deductibles, premium adjustment and retrospectively rated premiums) shall be made promptly to the applicable Indemnifying Party. The party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnified Party in respect of any Losses indemnified by such party.

(c)           Notwithstanding anything to the contrary contained herein, for purposes of determining whether a breach has occurred or the amount of any Losses, in each case, that is the subject matter of a claim for indemnification hereunder, each representation, warranty, covenant and other provision contained in this Agreement (including the schedules and each certificate delivered pursuant hereto) shall be read without regard and without giving effect to any qualification regarding materiality, Material Adverse Effect or Purchaser Material Adverse Effect (as if such standard or qualification were deleted from such representation, warranty, covenant or other provision).

Section 6.6            Procedures for Indemnification.

(a)           Any Person making a claim for indemnification under this ARTICLE VI is referred to herein as an “Indemnified Party”. The Person from whom indemnification is sought is referred to herein as the “Indemnifying Party”. Promptly after receiving notice of any Proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall provide written notice of such claim (any such written notice, an “Indemnification Notice”) to: (i) the Purchaser subject to the indemnification claim, if the Third Party Claim arises under Section 6.2 and (ii) the Sellers’ Representative, if the Third Party Claim arises under Section 6.3. Each such Indemnification Notice shall describe in reasonable detail the applicable Third Party Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known); provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnified Party shall also provide such other information with respect thereto as the Indemnifying Party may reasonably request.

(b)           Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof within twenty (20) Business Days after receipt of the Indemnification Notice if the Indemnifying Party acknowledges in writing the Indemnifying Party’s obligation to indemnify the Indemnified Party against any Losses that may result from such Third Party Claim and by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this ARTICLE VI. Notwithstanding the foregoing, if the Indemnified Party shall have determined in good faith, and upon advice of counsel, that an actual conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate, then the Indemnified Party may, upon notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder.

(c)            Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the relief (i) is not in respect of a Third Party Claim for Taxes, (ii) consists solely of money damages (all of which the Indemnifying Party shall pay) and (iii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto; provided, however, that if the Indemnified Party fails to consent to such settlement or compromise and such settlement or compromise does not include injunctive relief, the Liability of the Indemnifying Party with respect to such Third Party Claim under this Agreement shall be limited to the amount that would have otherwise been payable had the Indemnifying Party entered into such settlement or compromise. The party assuming the defense of such claim shall provide the other party with updates and information regarding the proceedings, as well as any settlement proposals made. In the event that the Indemnified Party assumes the defense of any Third Party Claim, the Indemnifying Party shall be entitled to request the Indemnified Party to accept any settlement proposed by or agreed upon by the applicable third party, as long as such settlement is entirely monetary and the Indemnifying Party is willing to provide full indemnification in connection thereto.

(d)          In all cases, the Indemnified Party shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation relating to Third Party Claims, including by making employees, information and documentation reasonably available. If the Indemnifying Party shall not, within twenty (20) Business Days of receiving the Indemnification Notice, notify the Indemnified Party that it shall assume the defense of any such Third Party Claim, or fails to defend or withdraws from the defense of any such Third Party Claim or the Indemnifying Party is any Seller and the claim(s) relate to or arise in connection with any Purchaser Defensible Matter, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided, that the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Any of following shall constitute a “Purchaser Defensible Matter”: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, (iii) the claim seeks an injunction or equitable relief against the Indemnified Party, (iv) the Indemnified Party has been advised by counsel to the effect that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party or (v) the estimated Loss is less than (and would not cause the aggregate of all Losses to exceed) the Basket Amount.

(e)            The Indemnified Party shall provide written notice of claim that is not a Third Party Claim to: (i) the Purchaser subject to the indemnification claim, if such claim arises under Section 6.2 and (ii) the Sellers’ Representative, if such claim arises under Section 6.3. Such claim shall describe in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known); provided, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall also provide such other information with respect thereto as the Indemnifying Party may reasonably request.

(f)             In the event that the Indemnifying Party does not notify the Indemnified Party that it disputes either a Third Party Claim or another claim within thirty (30) days from receipt of the claim notice, the Indemnifying Party will be deemed to have acknowledged liability for such claim and the Sellers shall promptly pay such claim. If the Indemnifying Party disputes the validity or amount of any such claim, the Indemnifying Party shall so notify the Indemnified Party in writing within thirty (30) days after receipt of the claim notice specifying in reasonable detail the points of disagreement. If any dispute is not resolved within thirty (30) days after the Indemnified Party receives a dispute notice, then either of such parties can initiate an action pursuant to Section 7.10; provided however, that, unless the applicable Indemnified Party initiates legal proceedings pursuant to such claim (whether a Third Party Claim or otherwise) within 90 days following the receipt of a dispute notice, such claim shall be deemed as if determined in favor of the Indemnifying Party.

(g)           Subject to this ARTICLE VI, within ten (10) days after any final decision, judgment or award shall have been rendered by a Governmental Authority with competent jurisdiction (and a resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case, with respect to a claim hereunder (i) if the claim for indemnification was brought pursuant to Section 6.2, the indemnifying Purchaser shall pay or cause to be paid all sums due and owing to the Seller Indemnified Party in immediately available funds to an account specified by the Seller Indemnified Party and (ii) if the claim for indemnification was brought pursuant to Section 6.3, the Indemnifying Party shall pay or cause to be paid all sums due and owing to the Purchaser Indemnified Party in immediately available funds to an account specified by the Purchaser Indemnified Party (all subject to the other provisions of this ARTICLE VI).

(h)           Notwithstanding anything to the contrary in this Section 6.6, in the event that a Purchaser Indemnified Party brings a claim for indemnification under Section 6.3(iii) and such claim relates to the breach of a representation or warranty or covenants by one Seller (a “Solo Shareholder Claim”), then, solely for purposes of this ARTICLE VI, (i) only the Seller that is subject to such Solo Shareholder Claim (the “Solo Shareholder”) shall be considered a Seller Indemnifying Party, and (ii) the Solo Shareholder shall serve the role of Sellers’ Representative for purposes of the Solo Shareholder Claim under this ARTICLE VI, mutatis mutandis (all of the foregoing, without derogating from any other provision of this ARTICLE VI which shall apply mutatis mutandis).

Section 6.7           Characterization of Indemnification Payments. Unless otherwise required by Law, all payments made pursuant to this ARTICLE VI shall be treated for all Tax purposes as adjustments to the Purchase Price.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1            Expenses. Except as otherwise set forth herein, all costs and expenses, including fees and disbursements of Representatives incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 7.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to the Purchaser:

OrthoPediatrics Corp.

2850 Frontier Drive

Warsaw, Indiana 46582

U.S.A.

Telephone: +1 (574) 268-6379

Facsimile: +1 (574) 269-3692

Attention:      Mark Throdahl, Chief Executive Officer

Daniel Gerritzen, General Counsel and Vice President of Legal

Email:      mthrodahl@orthopediatrics.com

dgerritzen@orthopediatrics.com

with a copy to:

Dentons Bingham Greenebaum LLP

2700 Market Tower

10 W. Market Street

Indianapolis, Indiana 46204

U.S.A.

Telephone: +1 (317) 635-8900

Facsimile: +1 (317) 236-9907

Attention: Jeremy E. Hill, Esq.

Tonya Vachirasomboon, Esq.

Email:      jeremy.hill@dentons.com

tonya.vachirasomboon@dentons.com

(ii)	if to the Sellers’ Representative:

Sellers’ Representative

c/o Trendlines Incubators Israel Ltd.

17 T’chelet St.

Misgav, 20174 ISRAEL

Telephone: +972 72-2607001

Attention: D. Todd Dollinger

Facsimile: +972 72-2607222

Email: todd@trendlines.com

with a copy to:

Shibolet Law Firm

4 Berkowitz St.

Tel Aviv 6423806

Israel

Telephone: +972 3-777 8333

Facsimile: _________________

Attention: Ofer Ben-Yehuda, Chezi Yehezkeli

Email: O.Ben-Yehuda@shibolet.com C.Yehezkeli@shibolet.com

(iii)	if to a Seller – to such Seller’s contact details specified opposite to his/her/its signature herein below or under the applicable acknowledgement form.

Section 7.3            Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.4            Enforcement; Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware State or federal court sitting in Delaware, U.S.A. (and appellate courts thereof), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense, in any action for specific performance, that a remedy at law would be adequate; and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 7.5            Entire Agreement. This Agreement and the Related Documents (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties to this Agreement shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents.

Section 7.6            Assignment. Except as otherwise set forth in this Section 7.6, and for Permitted Transfers, as defined below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties hereto without the prior written consent of the Purchaser and the Sellers’ Representative; however, the Purchaser shall (and may) assign its rights and obligations under this Agreement to any successor purchaser pursuant to Change of Control of Purchaser or ApiFix Divestiture, and such successor purchaser shall continue to be liable for the Purchaser’s obligations hereunder, including the obligations to pay the Purchase Price (all of the foregoing subject to the provisions of Section 1.2(a)(vii), and proper provision shall be made so that the successors and assigns of the Purchaser shall assume all of the obligations of the Purchaser set forth in this Agreement. The provisions of this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns. In the event of a Permitted Transfer, as defined below, the Seller’s Representative shall deliver a revised Consideration Spreadsheet after its receipt and verification thereof, of the completion of such transfer, which Consideration Spreadsheet shall be accompanied by a certification reasonably acceptable to the Purchaser, to give effect to the Permitted Transfer. A “Permitted Transfer” shall mean transfers by a Seller to a Permitted Transferee of the right to receive any portion of the Purchase Price payable by Purchaser (if any) after the Closing; provided, however, that, the transferor Seller shall continue to be liable following such Permitted Transfer for any of its undertakings in accordance with and the Permitted Transferee shall agree in a written document, reasonably satisfactory in form and substance to the Sellers’ Representative, to be bound by all of the terms of this Agreement, to the extent applicable in connection with receipt of such consideration. “Permitted Transferee” means, with respect to the Sellers, any Affiliate thereof. Each Seller and any of its applicable Permitted Transferee’s shall be responsible for, and shall bear all costs and expenses related to, the Permitted Transfer, the preparation and delivery to the Sellers’ Representative of the revised Consideration Spreadsheet and such other certification and documents reasonably required by the Purchaser or the Sellers’ Representative in connection therewith.

Section 7.7            No Third-Party Beneficiaries. Except as set forth in Section 4.3 (Directors’ and Officers’ Indemnification), ARTICLE VI (Indemnification), and Section 7.12 (No Recourse), and as set forth in the Option Acknowledgment with respect to the Option Holders, who shall be third party beneficiaries hereto, and in the Shareholder Acknowledgment with respect to the Minor Shareholders, who shall be third party beneficiaries hereto, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

Section 7.8            Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sellers’ Representative and the Purchaser and otherwise as expressly set forth herein.

Section 7.9            Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as specifically excluded under this Agreement, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 7.10        Governing Law; Jurisdiction.

(a)               This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws rules of the State of Delaware.

(b)               Each party irrevocably agrees that any Proceeding arising out of or relating to this Agreement or the Related Documents brought by any other party or its successors or assigns shall be brought and determined in the applicable Court in the State of Delaware, U.S.A. (and appellate courts thereof), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Related Documents and the transactions contemplated hereby and thereby; provided, however, in the event of any internal dispute between Sellers and/or Sellers’ Representative, which does not involve Purchaser, such dispute may be brought in the courts of Tel Aviv, Israel in accordance with Israeli law. Each party agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement, the Related Documents or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any  reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper; or (iii) this Agreement or the Related Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 7.11        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 7.12        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto covenants, agrees and acknowledges that no recourse hereunder, or under any documents or instruments delivered in connection herewith, shall be had against any of the Sellers’, the Purchaser’s, the Company’s or any of their respective Affiliates’ former, current or future direct or indirect equity holders, Controlling Persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Sellers, the Purchaser, the Company, or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any Liability of any of the Sellers, the Purchaser, the Company, or any of their Affiliates under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such Liabilities or their creation; provided, however, nothing in this Section 7.12 shall relieve or otherwise limit the Liability of any of the Sellers, the Purchaser, the Company, or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

Section 7.13        Sellers’ Representative.

(a)                    Each Seller has irrevocably constituted and appointed Sellers’ Representative as its true and lawful agent and attorney-in-fact, with full power of substitution to perform the duties of Sellers’ Representative under the terms of this Agreement and to act in such Seller’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement and the Related Documents, including without limitation: to act on such Seller’s behalf in any Proceeding involving this Agreement or any Related Document, to give and receive notices and communications on behalf of the Sellers where applicable, and to do or refrain from doing all such further acts and things, and to execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and to the extent it is authorized to do so hereunder, including the power to (i) to incur reasonable expenses in the fulfillment of its duties hereunder, (ii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with courts orders and awards of arbitrators with respect to claims for indemnification pursuant to this Agreement or any Related Document, (iii) execute and deliver all amendments, waivers, any Related Document, stock powers, certificates and documents that the Sellers’ Representative deems reasonably necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (iv) pay the reasonable out of pocket fees and expenses of professionals incurred in connection with the transactions contemplated by this Agreement, (v) handle of any indemnification dispute with the Purchaser post-Closing of the transactions contemplated by this Agreement, and (vi) receive service of process in connection with any claims under this Agreement, where applicable. Notwithstanding the foregoing, the foregoing appointment, the Sellers’ Representative undertakings, and all arrangements referred to hereunder below, shall not apply to a Solo Shareholder Claim.

(b)                              The Sellers’ Representative’s power and duties may be exercised, discharged or performed by any person or representative authorized by the Sellers’ Representative to act on its behalf. The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and the Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. The Sellers hereby confirm all that the Sellers’ Representative shall do or cause to be done by virtue of his appointment as the Sellers’ Representative in accordance with the provisions hereof. The Sellers’ Representative shall act for all Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative, in his discretion, believes to be in the best interest of the Sellers and consistent with the Sellers’ Representative’s obligations under this Agreement.

(c)                              The Sellers’ Representative shall not be responsible or liable to any Seller for, and each Seller hereby irrevocably releases the Sellers’ Representative (in its capacity as such) and its respective officers, directors, shareholders, agents, employees and/or anyone on its behalf, from, any liability, losses or damages any Seller may incur or suffer as a result of any act, failure or omission whatsoever of the Sellers’ Representative in performing his duties under this Agreement, provided the Sellers’ Representative acts reasonably and in good faith.

(d)                              The Sellers shall, upon the Sellers’ Representative’s first demand fully indemnify and hold the Sellers’ Representative harmless, on a several basis, in accordance with each Seller’s respective Pro Rata Portion (where Sellers’ Representative shall participate as well in his capacity as a Seller), the Sellers’ Representative in his capacity as such from and against any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses, other than any such losses or damages arising from fraudulent acts or omissions on behalf of the Sellers’ Representative, incurred in the performance of his powers or duties as the Sellers’ Representative under this Agreement (or any failure to perform any such power or duty), including reasonable out-of-pocket legal fees and other costs and expenses of defending against any claim arising out of such duties.

(e)                              The Sellers’ Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals, and for anything done, omitted or suffered in good faith by the Sellers’ Representative based on such advice, the Sellers’ Representative shall not be liable to anyone. Notwithstanding anything to the contrary contained in this Agreement, the Sellers’ Representative, in its capacity as such, shall have no duties or responsibilities or rights except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against the Sellers’ Representative.

(f)                               The Sellers’ Representative may resign from his position as Sellers’ Representative hereunder at any time, by delivery of at least thirty (30) days’ prior written notice to the Shareholders. The Sellers representing in interest at least sixty percent (60%) of the aggregate Pro Rata Portion attributable to all Sellers shall have the authority, and, if the Sellers’ Representative shall resign, be dissolved, otherwise be legally incapacitated or unwilling to fulfill his/her/its responsibilities as Sellers’ Representative hereunder, the duty, to replace the Sellers’ Representative upon prompt written notice to the Purchaser and subject to Purchaser’s approval of such successor Sellers’ Representative. Any such successor shall become the “Sellers’ Representative” for purposes of this Agreement.

(g)                              All reasonable out-of-pocket expenses incurred by the Sellers’ Representative in connection with the performance of his duties as Sellers’ Representative shall be borne and paid exclusively by the Sellers. Such expenses borne by the Sellers’ Representative in connection with the performance of his duties as Sellers’ Representative and which were not covered in advance shall be reimbursed by the Sellers as provided above.

(h)                              Notwithstanding anything to the contrary in this Agreement, on the Closing, from the amount of the Closing Cash deposited by Purchaser with the Payment Agent, the amount of the Representative Fund (allocated between all Sellers in accordance with their respective Pro-Rata Portions) shall be retained by the Payment Agent, such amount being intended for use by the Sellers’ Representative, and released to it by the Payment Agent from time to time at its request, in its discretion, in covering out-of-pocket expenses incurred by it in carrying out its duties hereunder. The Sellers’ Representative may instruct the Payment Agent to invest and handle the amounts of the Representative Fund until the allocation or payment thereof, as the case may be, according to its commercial reasonable discretion. Promptly after the last payment required to be made by the Purchaser under this Agreement, or, if a Third Party Claim or any other claim is outstanding on such date, promptly after the date of settlement of all such claims, the Sellers’ Representative, through the Payment Agent, shall allocate and pay any remaining amount of the Representative Fund and any interest accrued thereon, to the Sellers’, based on their Pro Rata Portions, subject to the provisions of Section 1.6.

(i)                               The Purchaser shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by the Sellers’ Representative on behalf of the Sellers, and the Purchaser shall have no duty to inquire as to the acts and omissions of the Sellers’ Representative. Each Seller hereby acknowledges and irrevocably agrees that (1) all deliveries by the Purchaser to the Sellers’ Representative shall be deemed deliveries to the Sellers, (2) the Purchaser shall not have any Liability with respect to any aspect of the distribution or communication of such deliveries between the Sellers’ Representative and any Seller and (3) any disclosure made to the Sellers’ Representative by or on behalf of the Purchaser shall be deemed to be a disclosure made to each Seller. Each Seller hereby agrees that any payment made by or on behalf of the Purchaser to the Sellers’ Representative on such Seller’s behalf shall be deemed a direct payment to such Seller, and such Seller shall have no recourse to the Purchaser in the event that such payment is not delivered to such Seller by the Sellers’ Representative for any reason.

Section 7.14        Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face to an independent third party that such item is applicable to such other section. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Material Adverse Effect”, or “Purchaser Material Adverse Effect” or other similar terms in this Agreement.

Section 7.15        Interpretation. The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Where a document or other information is described as being “delivered to” or “made available to” Purchaser, it shall be construed to mean that such document or other information was actually delivered to the Purchaser or one of its representatives or posted to the “Data Room – Project ATLAS” virtual data room maintained by the Sellers utilizing Dropbox no later than the date of this Agreement.

Section 7.16        No Presumption Against Drafting Party. The parties hereto each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.17        Several Obligations of Sellers. Except as specifically stated hereunder to the contrary, all of the representations, warranties, covenants and indemnification obligations of the Sellers hereunder and under any Related Document shall be made on a several and joint basis.

Section 7.18        Execution of Agreement. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

ARTICLE VIII
CERTAIN DEFINITIONS

Section 8.1            Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Accountant” has the meaning ascribed to such term in Section 1.2(c)(iv).

“Additional Adjustment Amount” has the meaning ascribed to such term in Section 1.2(b)(v).

“Adjustment Amount” has the meaning ascribed to such term in Section 1.2(b)(iv).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person.

“AKS” has the meaning ascribed to such term in Section 2.29(h).

“Agreement” has the meaning ascribed to such term in the preamble.

“Annual Financial Statements” has the meaning ascribed to such term in Section 2.6(a).

“Anticorruption Law” has the meaning ascribed to such term in Section 2.25(a).

“ApiFix Divestiture” means the sale of at least a majority of the Company Owned Intellectual Property comprising the or embodied in the ApiFix System to a third party (not including another subsidiary of Purchaser) whether through sale of assets, exclusive license of intellectual property rights, sale of stock of the Company or otherwise.

“ApiFix System” shall mean the Company’s and the Subsidiary’s medical devices (i.e. implants and instruments) related to the treatment of scoliosis by ratcheted spinal product(s).

“ApiFix Systems Revenues” means, with respect to the any ApiFix System (including if constitutes a part of the Bundled Sale hereunder), the total worldwide revenues recognized in the applicable audited/reviewed consolidated financial statements of Purchaser and/or the Company and/or any of their applicable Affiliates in respect of the sale and/or the provision of any service related to the ApiFix Systems during the ApiFix Systems Revenues Period plus any Deferred Revenues recorded on the last date of the ApiFix Systems Revenues Period, provided however, that:

(i) for the purposes of this definition, the sale and/or provision of service by the Purchaser and/or the Company or one of their Affiliates to another Affiliate thereof shall not be counted for the purposes of calculation of the ApiFix Systems Revenues only to the extent that such sale and/or provision of services is followed within the ApiFix Systems Revenues Period by a sale and/or provision of service to an un-Affiliated third party; in such cases, the ApiFix Systems Revenues will be determined based on the revenues when such product is sold, or when services in connection with such product are provided, by the applicable Affiliate to the un-Affiliated third-parties; and

(ii) with respect to sales or services which are not a "stand-alone" sale or provision of services and are sold as a "bundled sale" (the “Bundled Sale”), the term “ApiFix Systems Revenues” shall mean the actual revenues recognized for such Bundled Sale multiplied by a fraction the numerator of which is the price of the ApiFix System included in such Bundled Sale (as set forth in the Purchaser's formal price list as in effect at such time) and the denominator of which is the sum of such price of the Company Product (as set forth in the Purchaser's formal price list as in effect at such time) and the price for the Purchaser's product and/or a third party product sold by Purchaser included in such Bundled Sale (as set forth in the Purchaser's formal price list as in effect at such time).

“ApiFix Systems Revenues Period” means the four (4) calendar quarters commencing on the third anniversary of the first day of the first calendar quarter commencing following the Closing Date, and ending on the fourth anniversary of the first day of the first calendar quarter commencing following the Closing Date.

“Authorization” has the meaning ascribed to such term in Section 2.5(b).

“Basket Amount” has the meaning ascribed to such term in Section 6.4(a)(vi).

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, if applicable, and each Compensatory Arrangement, benefit, profit-sharing, stock or unit option, stock or unit purchase, stock or unit ownership, phantom or other equity, pension, retirement, supplemental retirement income, excess benefit, fringe benefit, holiday pay, vacation pay, paid time off, supplemental unemployment insurance, post-retirement medical or life insurance, health, welfare, sick leave, short-term disability, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan, policy, program or practice, whether formal or informal, oral or written, established, maintained or contributed to or required to be maintained or contributed to by the Company or the Subsidiary, as applicable, under which any current or former Company Employees, directors, Contractors or consultants or beneficiaries or dependents of any such person, are entitled to benefits or under which the Company or the Subsidiary, as applicable, has any present or future Liability, excluding any plans, agreements and arrangements that are mandated by Law.

“Business” means the business of research, development, consulting, manufacture, sale, licensing, and distribution of any Products and Services, including the ApiFix System, and the hardware components related thereto, and the software and printed materials related thereto, as engaged in by the Company on the date hereof.

“Business Day” means any day other than (i) any Friday, Saturday or Sunday or (ii) any other day on which banks located in Warsaw, Indiana or banks located in Israel are required or authorized by Law to be closed for business.

“Cash Amount” has the meaning ascribed to such term in Section 1.2(b)(v).

“CE Mark” means Conformite Europeenne Mark or any other designation indicating that all pertinent European Union legal requirements for a medical device have been met enabling the manufacture and sale of the device in any member country.

“Change of Control” means a merger, sale, license, or other transfer of more than fifty percent (50%) of the outstanding voting securities or the assets (or interests therein) of the Purchaser to a third party (which excludes any parent, subsidiary, or affiliate entity of the Purchaser).

“Closing” has the meaning ascribed to such term in Section 1.6.

“Closing Cash Amount of the Purchase Price” has the meaning ascribed to such term in Section 1.2(a)(i).

“Closing Date” has the meaning ascribed to such term in Section 1.6.

“Closing OrthoPediatrics Stock” has the meaning ascribed to such term in Section 1.2(a)(ii).

“Closing Net Working Capital Adjustment” has the meaning ascribed to such term in Section 1.2(b)(iv).

“Closing Purchase Price” has the meaning ascribed to such term in Section 1.2(a)(ii).

“Closing Statement” has the meaning ascribed to such term in Section 1.2(c)(ii).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to such term in the introductory paragraph.

“Company Loan” means Funded Indebtedness of a Person owing to the Company.

“Company Employee” means any employee of the Company or the Subsidiary, as applicable.

“Company Owned Intellectual Property” means all Intellectual Property that is owned, in whole or in part, by the Company, and includes Company Owned Software.

“Company Intellectual Property License” has the meaning ascribed to such term in Section 2.14(c).

“Company Owned Software” means all Company Software that is owned, in whole or in part, by the Company.

“Company Software” means all Software that (i) is material to the operation of the business of the Company; (ii) is distributed, sold, licensed, marketed or otherwise provided to third parties by the Company; and/or (iii) is licensed to, used or held for use by the Company in connection with its work for Customers or its Products or Services, and includes Company Owned Software.

“Compensatory Arrangement” means any written or oral employment, directorship, management, consulting, compensation, incentive, bonus, change in control, severance, or termination, or similar agreement between the Company and any current Company Employee, director, Contractor or consultant to which any current Company Employee, director, Contractor or consultant is entitled to benefits.

“Confidential Information” means any confidential or proprietary information or trade secrets of the Company or the Purchaser or their Affiliates, including inventions (whether or not patentable), discoveries, improvements, machines, methods, processes and new uses for any of the preceding items, trade secrets (in any form and whether or not designated as confidential), ideas, designs, formulas, programs, techniques, devices, prototypes, personnel information, know-how, data, databases, business plans, advertising and marketing plans or systems, business and sales methods or systems, financial data (including sales and profit figures), customer and client lists, customer, client, dealer, distributor, staffing, vendor and supplier information (including principal contacts, addresses and telephone numbers, purchasing history, payment information and any other information). Notwithstanding the foregoing, Confidential Information does not include information that is or becomes generally available to and known by the public other than as a result of a breach of the confidentiality obligations set forth in this Agreement.

“Consideration Recipients” means the holders of any Securities of the Company, to the extent entitled to payment of the Purchase Price as provided in the Consideration Spreadsheet.

“Consideration Spreadsheet” means the payment allocation Schedule conforming to the requirements of ARTICLE I, in the form attached hereto as Schedule 2.1.

“Contract” means any written, oral, or any other enforceable contract, agreement, license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of the Company or any of their Affiliates.

“Contractor” means an individual who meets the common law test of an independent contractor, including as articulated in IRS Rev. Rul. 87-41, 1987-1 C.B. 296, and includes an individual characterized or referred to as a “dependent contractor” according to Israeli law (including any statute, ordinance, rule, regulation, code or binding case law).

“Control” means (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Customer” means any third party that owns, operates, or possesses, or has the right to own, operate, or possess, a Product or Service.

“Deferred Revenues” means deferred revenues recognized by Purchaser or the Company any of their Affiliates in Purchaser’s consolidated financial statements in accordance with GAAP with respect to an ApiFix System, but only to the extent that Purchaser or the Company or the applicable Affiliate has received non-refundable payment in full and the purchaser has no right of return (except on account of claims that the ApiFix System did not conform to required specifications or was subject to warranty return or replacement).

“Disclosure Schedules” has the meaning ascribed to such term in the introductory paragraph to ARTICLE II.

“Dollars” or “$” means U.S. dollars.

“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval database of the SEC.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Environmental Law” means any applicable federal, provincial, municipal or local or foreign statute, code, ordinance, rule, regulation, permit, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time, relating to (a) threatened or actual of any of the following: emissions, discharges, releases escapes, injections, spills or dumping releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works or septic systems; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, shipment or remediation of Hazardous Substances; or (c) otherwise relating to the pollution or protection of the natural environment, health and safety, waste generation management, handling treatment, transportation or disposal, protection of environmentally sensitive areas.

“Environmental Permit” means any approval, authorization, registration, license or other permission of any kind required under Environmental Law in respect of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Transaction Expenses” has the meaning ascribed to such term in Section 1.2(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” has the meaning ascribed to such term in Section 2.28(a).

“Federal Health Care Program” has the meaning ascribed to such term in Section 2.29(b).

“Federal Health Care Program Laws” has the meaning ascribed to such term in Section 2.29(c).

“Federal Privacy and Security Regulations” has the meaning ascribed to such term in Section 2.29(e).

“Final Funded Indebtedness” has the meaning ascribed to such term in Section 1.2(c)(v).

“Final Net Working Capital” has the meaning ascribed to such term in Section 1.2(c)(v).

“Final Report” has the meaning ascribed to such term in Section 1.5(c).

“Final Transaction Expenses” has the meaning ascribed to such term in Section 1.2(c)(v).

“Financial Statements” has the meaning ascribed to such term in Section 2.6.

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“Fourth Year Payment” has the meaning ascribed to such term in Section 1.2(a)(v).

“Fundamental Reps” has the meaning ascribed to such term in Section 6.1.

“Funded Indebtedness” of any Person means, without duplication, the aggregate amount (including the current portions thereof) of: (i) all obligations of such Person for borrowed money (including outstanding letters of credit, solely to the extent drawn) and obligations issued or incurred in substitution or exchange for obligations for borrowed money; (ii) any other obligation of such Person evidenced by notes, debentures, bonds or other similar instruments; (iii) all indebtedness for the deferred purchase price of property or services represented by a note or other security; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all interest expense accrued but unpaid on or relating to obligations described in clauses (i) through (iv) above; (vi) all obligations under any lease or similar arrangement, which obligations are required to be classified and accounted for under GAAP as capital leases on a consolidated balance sheet of the Company as of such date computed in accordance with GAAP; (vii) any fees, prepayment or redemption premiums or penalties, breakage costs, unpaid fees or expenses and other monetary obligations associated with the repayment of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other government, governmental, regulatory, Taxing or administrative agency, department, court, commission, board, bureau, tribunal or other authority or instrumentality.

“Hazardous Substance” means any solid, liquid, gas, odor, radiation or other pollutant, hazardous, dangerous or toxic substance, material, mixture, or waste of any description whatsoever which is prohibited, controlled, restricted or regulated under any Environmental Law or which is otherwise a threat or potential threat to human health, safety or the environment.

“HIPAA” has the meaning ascribed to such term in Section 2.29(e).

“Indemnification Notice” has the meaning ascribed to such term in Section 6.6(a).

“Indemnified Party” has the meaning ascribed to such term in Section 6.6(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 6.6(a).

“Intellectual Property” means all domestic and foreign intellectual property and proprietary rights, including, without limitation all: (i) trade names, trademarks, service marks, trade dress, and logos, whether registered or not, and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (ii) inventions, patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial designs, and all reissues, divisional, renewal, extensions, provisionals, continuations and continuations-in-part thereof; (iii) copyrights in original works of authorship and registrations and applications therefor including any moral rights (if any); (iv) internet domain names and registrations therefor; (v) copyrights in all Software; (vi) proprietary and confidential know-how and trade secrets in any form, including hardware, Software, and methods, and (vii) the right to recover for damages and profits for past and future infringement of any part of the foregoing; and (viii) other proprietary rights relating to the foregoing. For the avoidance of doubt, the definition of “Intellectual Property” shall include all intellectual property rights under United States Laws, Israeli Laws, and the Laws of any jurisdiction where the Company does business, as applicable.

“Interim Financial Statements” has the meaning ascribed to such term in Section 2.6.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“IRS” means Internal Revenue Service.

“Israeli Employees” has the meaning ascribed to the term in Section 2.11(B).

“Key Employees” means Paul Mraz, Uri Arnin.

“KIDS Stock” means the common stock of the Purchaser.

“Knowledge” means, the actual knowledge of the Knowledge Persons, or knowledge that such the Knowledge Persons would reasonably be expected to discover or otherwise become aware of after due and reasonable inquiry concerning the matters, issues or subjects to which such phrase relates, none of whom shall have any personal Liability regarding such knowledge except as otherwise provided in this Agreement.

“Knowledge Persons” means, (i) when used with respect to the Company, Paul Mraz, Uri Arnin; and (ii) when used with respect to the Purchaser, the actual knowledge of Mark Throdahl, President and Chief Executive Officer of the Purchaser, Fred Hite, Chief Financial Officer of the Purchaser, and Daniel Gerritzen, General Counsel and Vice President of Legal and Human Resources of the Purchaser.

“Law” means any law, international treaty, statute, ordinance, official standard, rule, regulation, code, binding case law, or principle of common law, enacted or promulgated by any Governmental Authority.

“Liability” or “Liabilities” means debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations of any nature (whether pecuniary or not, including obligations to perform or forebear from performing acts or services and whether direct or indirect, known or unknown, fixed or contingent, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, determinable or undeterminable), and fines or penalties.

“Loss” means and includes any and all Liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties and obligations.

“Major Shareholder” has the meaning ascribed to such term in the preamble.

“Management Team” means Paul Mraz and Uri Arnin.

“Material Adverse Effect” means any event, change, occurrence or effect that (i) has had or would reasonably be expected to have a material adverse effect on the Business, assets, liabilities, financial condition or results of operations of the Company and the Subsidiary, taken as a whole or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by any Seller of such Seller’s respective obligations under this Agreement or the consummation of the transactions contemplated hereby, in each case, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions provided that such changes do not materially and disproportionately affect the Company relative to other entities in the industry, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, provided that such changes do not materially and disproportionately affect the Company relative to other entities in the industry, (C) any natural disaster, epidemic, outbreak or escalation of hostilities or war or any act of terrorism, (D) the public announcement of this Agreement and the Related Documents and the transactions contemplated hereby and thereby or the identity of the Purchaser, (E) compliance with this Agreement, including any effect on the Company resulting from failure to take any action to which the Sellers’ Representative sought and the Purchaser refused consent under this Agreement, including the impact thereof on the relationships of the Company with customers, suppliers, distributors, consultants, employees or Contractors or other third parties with whom the Company has any relationship, and (F) any failure by the Company to meet any internal or external projections or forecasts (provided that this clause (F) shall not prevent a determination that the change or event or other facts or occurrences giving rise to or contributing to such failure has resulted in a Material Adverse Effect).

“Material Contract” has the meaning ascribed to such term in Section 2.15(b).

“Minor Shareholder” has the meaning ascribed to such term in the recitals.

“NASDAQ” means NASDAQ Stock Market.

“Net Working Capital” means the amount of the difference between: (X) the Company’s cash (including without limitation, any proceeds resulting from the exercise of any option, warrant or other investment right prior to the Closing Date), cash equivalent and other non-cash current assets, and (Y) the Company’s current liabilities, in each case prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and excluding any Transaction Expenses and Funded Indebtedness.

“Net Working Capital Settlement Deadline” has the meaning ascribed to such term in Section 1.2(c)(iv).

“Non-Competition Agreement” has the meaning ascribed to such term in Section 1.7(a)(ix).

“Non-Contributing Sellers” has the meaning ascribed to such term in Section 7.4(d).

“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Authority to assess and certify the conformity of a medical device with the requirements of Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, as amended from time to time, and applicable harmonized standards.

“Objection Notice” has the meaning ascribed to such term in Section 1.2(c)(iii).

“Objection Period” has the meaning ascribed to such term in Section 1.2(c)(ii).

“Obligor” means the Person obligated to make payments with respect to a Company Loan.

“Option” shall mean any option, warrant or similar right to purchase securities of the Company held by any employee or service provider of the Company, or by any other person, which is outstanding immediately prior to the Closing.

“Option Acknowledgment” has the meaning ascribed to such term in Section 1.1(b).

“Option Holder” has the meaning ascribed to such term in Section 1.1(b).

“Order” has the meaning ascribed to such term in Section 2.10(b).

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961 and any rules and regulations promulgated thereunder, as amended.

“Payment Agent” has the meaning ascribed to such term in Section 1.8.

“Payment Agent Agreement” means the agreement among Altshuler Shaham Trusts Ltd., the Company, Purchaser and the Sellers’ Representative of even date herewith.

“Payoff Amount” has the meaning ascribed to such term in Section 1.2(b)(i).

“Payoff Letters” has the meaning ascribed to such term in Section 1.2(b)(ii).

“Permit” means any permit, license, approval, consent, registration, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate Proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or the Subsidiary for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate Proceedings, or pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (iv) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances (other than those securing any Funded Indebtedness or applicable to any Shares) that do not materially interfere with the present use of the assets of the Company or the Subsidiary, taken as a whole.

“Permitted Transfer” has the meaning ascribed to such term in Section 7.6.

“Permitted Transferee” has the meaning ascribed to such term in Section 7.6.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Post-Closing Tax Period” any Taxable period (or portion thereof) that in not a Pre-Closing Tax Period.

“Pre-Closing Tax Returns” has the meaning ascribed to such term in Section 5.1(a).

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) in the case of any Straddle Period, the portion of such period up to and including the Closing Date.

“Preliminary Net Working Capital” has the meaning ascribed to such term in Section 1.2(c)(i).

“Preliminary Net Working Capital Certificate” has the meaning ascribed to such term in Section 1.2(c)(i).

"Pro Rata Portion" means, with respect to each of the Sellers, the portion of the Purchase Price paid to or payable to (subject to any set-off rights hereunder) such Seller by Purchaser out of the aggregate Purchase Price calculated in accordance with the Consideration Spreadsheet.

“Proceeding” means any claim, action, suit, arbitration or proceeding against any third party or before any Governmental Authority or arbitrator or any audit, examination or investigation commenced, brought or conducted by any Governmental Authority.

“Products” means any of the commercial or experimental (i.e., products not yet ready for commercialization and still in development) products provided by or contemplated by the Company or the Subsidiary at any time to any third party, whether or not sold to such third party.

“Purchase Price” has the meaning ascribed to such term in Section 1.2(a).

“Purchaser” has the meaning ascribed to such term in the preamble.

“Purchaser Common Stock” means Purchaser’s common stock, par value $0.00025 per share.

“Purchaser Defensible Matter” has the meaning ascribed to such term in Section 6.6(d).

“Purchaser Financial Statements” has the meaning ascribed to such term in Section 3.5(b).

“Purchaser Fundamental Reps” has the meaning ascribed to such term in Section 6.1.

“Purchaser Indemnified Parties” has the meaning ascribed to such term in Section 6.3.

“Purchaser Material Adverse Effect” means any event, change, occurrence or effect that (i) has had or would reasonably be expected to have a material adverse effect on the Purchaser’s business, assets, liabilities, financial condition or results of operations of the Purchaser, taken as a whole or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by Purchaser of its respective obligations under this Agreement or the consummation of the transactions contemplated hereby, in each case, other than any event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions provided that such changes do not materially and disproportionately affect the Purchaser relative to other entities in the industry, (B) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, provided that such changes do not materially and disproportionately affect the Purchaser relative to other entities in the industry, (C) any natural disaster, epidemic, outbreak or escalation of hostilities or war or any act of terrorism, (D) the public announcement of this Agreement and the Related Documents and the transactions contemplated hereby and thereby, (E) compliance with this Agreement, and (F) any failure by Purchaser to meet any internal or external projections or forecasts (provided that this clause (F) shall not prevent a determination that the change or event or other facts or occurrences giving rise to or contributing to such failure has resulted in a Purchaser Material Adverse Effect).

“Purchaser Preferred Stock” has the meaning ascribed to such term in Section 3.8.

“Purchaser SEC Documents” has the meaning ascribed to such term in Section 3.5(a).

“Qualified Benefit Plan” has the meaning ascribed to such term in Section 2.11(a).

“Real Property” means the real property owned, leased or subleased by the Company or the Subsidiary, together with all buildings, structures and facilities located thereon.

“Real Property Lease” has the meaning ascribed to such term in Section 2.13(a).

“Reduction Amount” has the meaning ascribed to such term in Section 1.2(a).

“Reduction Event” has the meaning ascribed to such term in Section 1.2(a).

“Registrations” shall mean authorizations, approvals, clearances, consents, licenses, permits, certificates, exemptions or registrations issued or otherwise made available by any Regulatory Authority or Governmental Authority (including 510(k) pre-market notification clearances, de novo classifications, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, investigation, development, production, manufacture, labeling, distribution, marketing, storage, shipping, transportation, export, import, use or sale of the products of the Company or the Subsidiary.

“Regulatory Authority” shall mean the FDA and any other Governmental Authority that regulates the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use, handling and control, safety, efficacy, reliability or manufacturing of medical devices or human cells, tissues, and cellular and tissue-based products, and any Notified Body.

“Related Documents” means the Payment Agent Agreement, Sellers’ Release, Non-Competition Agreement, the Share Transfer Deeds, and each other agreement, instrument, certificate and document delivered as a condition to the Closing or otherwise in connection with the transactions contemplated by this Agreement.

“Related Parties” and “Related Party” have the meanings ascribed to such terms in Section 7.12.

“Report” has the meaning ascribed to such term in Section 1.5(a).

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Representative Fund” shall mean a fund of One Hundred Thousand and 00/100 Dollars ($100,000.00), set aside for the Sellers’ Representative, in order to fulfil its obligations pursuant to this Agreement.

“Required Actions” has the meaning ascribed to such term in Section 2.5(a).

“Required Consent” has the meaning ascribed to such term in Section 2.5(b).

“Restricted Business” has the meaning ascribed to such term in Section 4.5.

“Restricted Period” has the meaning ascribed to such term in Section 4.5.

“Restricted Seller” shall mean each of the following: Paul Mraz, Adi Prager, Uri Arnin, Saar Wollach, Daphna Zaaroor Regev, Moran Sade, Maya Harpaz and Jubran Elfar.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Sales Reports” means reports applicable to the calculation of the System Sales Payment.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (ii) the United Nations Security Council; (iii) the European Union or any of its member states; or (iv) Her Majesty’s Treasury.

“Sarbanes-Oxley Act” means Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Section 102” has the meaning ascribed to such term in Section 4.6.

“Section 102 Trustee” means Altshuler Shaham Trusts Ltd., in their role as trustee for the benefit of the Israeli Tax Authority, with respect to Section 102 Options.

“Section 102 Options” means Option granted under the Section 102 tax track or shares of the Company issued as a result of the exercise of such Section 102 Options.

“Second Year Payment” has the meaning ascribed to such term in Section 1.2(a)(iii).

“Securities” has the meaning ascribed to such term in Section 1.2(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnified Parties” has the meaning ascribed to such term in Section 6.2.

“Seller” or “Sellers” has the meaning ascribed to such term in Section 1.1.

“Sellers’ Release” has the meaning ascribed to such term in Section 1.7(a)(vii).

“Sellers’ Representative” has the meaning ascribed to such term in the preamble.

“Services” means any of the commercial or experimental services provided by or contemplated by the Company at any time to any third party, whether or not sold to such third party.

“Share Certificates” has the meaning ascribed to such term in Section 1.7(a)(i).

“Share Transfer Deed” has the meaning ascribed to such term in Section 1.7(a)(i).

“Shareholder Acknowledgment” has the meaning ascribed to such term in Section 1.1(c).

“Shareholders” has the meaning ascribed to such term in the recitals.

“Shareholder Register” has the meaning ascribed to such term in Section 1.7(a)(i).

“Shares” has the meaning ascribed to such term in the recitals.

“SNDA” has the meaning ascribed to such term in Section 1.7(a)(xiii).

“Solo Shareholder” has the meaning ascribed to such term in Section 6.6(h).

“Solo Shareholder Claim” has the meaning ascribed to such term in Section 6.6(h).

“Software” means all computer software, firmware, programs and databases, in any form, including source code, object code, make files, user interfaces, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“SSA” has the meaning ascribed to such term in Section 2.29(b).

“Straddle Period” means any Tax period that begins before but ends after the Closing Date.

“Straddle Return” all Tax Returns of the Company and the Subsidiary that remain due after the Closing Date with respect to Straddle Periods.

“Subsidiary” means ApiFix Inc., a corporation formed under the laws of the state of Delaware, the wholly owned subsidiary of the Company.

“Survival Period” has the meaning ascribed to such term in Section 6.1.

“System Sales Payment” has the meaning ascribed to such term in Section 1.2(a)(vi).

“Target Net Working Capital” means Three Hundred Thousand and 00/100 Dollars ($300,000.00).

“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, value-added (VAT or IVA), sales, use, escheat, unclaimed property, goods and services, harmonized sales, ad valorem, transfer, registration, real or personal property, franchise, license, withholding, payroll, employment, social security, social insurance or windfall profits taxes, alternative or add-in minimum taxes, employment insurance premiums, customs duties, tariffs, excise, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, certificate, election, designation, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Territory” has the meaning ascribed to such term in Section 4.5(a).

“Third Party Claim” has the meaning ascribed to such term in Section 6.6(a).

“Third Party Intellectual Property” has the meaning ascribed to such term in Section 2.14(c).

“Third Party Intellectual Property License” has the meaning ascribed to such term in Section 2.14(c).

“Third Year Payment” has the meaning ascribed to such term in Section 1.2(a)(iv).

“Transaction Expenses” means (a) all unpaid fees, costs, charges, bonus payments, expenses and obligations that are incurred by or on behalf of the Sellers or any of their Affiliates (including, prior to the Closing, the Company) in connection with or relating to the consummation of the transactions contemplated by this Agreement and the Related Documents, and (b) the directors’ and officers’ “run-off policy” required to be obtained by the Company pursuant to Section 4.3. For the avoidance of doubt, Transaction Expenses shall exclude all fees, costs, charges, expenses and obligations that are incurred (i) by the Purchaser or any of their Affiliates and (ii) by the Company in connection with any action or activity necessary for the Purchaser to satisfy their obligations set forth herein or in any of the Related Documents.

“Transaction Tax Deductions” means any tax resulting from item of loss or deduction resulting from or attributable to (i) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of the Company, (ii) fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for U.S. federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by the Company with respect to the payment of any indebtedness, (iii) the amount of investment banking, legal, and accounting fees and expenses paid or payable by the Company, (iv) accelerated vesting of restricted stock held by employees of the Company, and (v) any amount of any deductions for U.S. federal income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options, in each case arising in connection with the transactions contemplated by this Agreement and as determined by the Sellers’ Representative in good faith.

“Transfer Taxes” has the meaning ascribed to such term in Section 5.2.

“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“Valid Certificate” has the meaning ascribed to such term in Section 1.9(a).

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder.

“Withholding Drop Dead Date” has the meaning ascribed to such term in Section 1.9(b).

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IN WITNESS WHEREOF, the undersigned have each executed, or caused to be executed by their respective duly authorized representative, this Share Purchase Agreement as of the date first written above.

COMPANY:

APIFIX LTD.

By:	/s/ Paul Mraz
Printed:	Paul Mraz
Title:	President and CEO

IN WITNESS WHEREOF, the undersigned have each executed, or caused to be executed by their respective duly authorized representative, this Share Purchase Agreement as of the date first written above.

PURCHASER:

ORTHOPEDIATRICS CORP.

By:	/s/ Mark Throdahl
Mark Throdahl, President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have each executed, or caused to be executed by their respective duly authorized representative, this Share Purchase Agreement as of the date first written above.

MAJOR SHAREHOLDERS:

TRENDLINES INCUBATORS ISRAEL LTD.

By:	/s/ D. Todd Dollinger
Printed: D. Todd Dollinger
Title: Director

/s/ Uri Arnin
Uri Arnin

AESCULAP AG

By:	/s/ Joachim Schulz

Printed: Joachim Schulz

Title: Chairman, Executive Board

By:	/s/ Jens von Lackum

Printed: Jens von Lackum

Title: Vice Chairman, Executive Board

CN APIFIX LLC (ISRAELI VC PARTNERS, L.P.)

By:	/s/ Andrew Intrater

Printed: Andrew Intrater

Title: Chief Executive Officer

PALM TREE IV, LLC

By:	/s/ Tracy Augustine

Printed: Tracy Augustine

Title: Manager

AMOS AND DAUGHTER INVESTMENTS AND PROPERTIES LTD.

By:	/s/ Eri M. Steimatzky

Printed: Eri M. Steimatzky

Title: CEO

91-A

/s/ Yizhar Floman
Yizhar Floman, M.D.

/s/ Alan Wang
Alan Wang

MARYLAND ISRAEL TRENDLINES FUND

By:	/s/ Barry Bogage

Printed: Barry Bogage

Title: President

ISRAEL MEDICAL DEVICE OPPORTUNITY LTD. (IMDO)

By:	/s/ Etai Gilboa
Printed: Etai Gilboa
Title: Manager

Note: The contact information for the Major Shareholders has been omitted for confidentiality purposes.

91-B

IN WITNESS WHEREOF, the undersigned have each executed, or caused to be executed by their respective duly authorized representative, this Share Purchase Agreement as of the date first written above.

SELLERS’ REPRESENTATIVE:

TRENDLINES INCUBATORS ISRAEL LTD.

By:	/s/ D. Todd Dollinger

Printed: D. Todd Dollinger

Title: Director

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